UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

HILTON HOTELS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

WORLD HEADQUARTERS
9336 CIVIC CENTER DRIVE
BEVERLY HILLS, CALIFORNIA 90210

The 2007 annual meeting of stockholders of Hilton Hotels Corporation will be held at the Beverly Hilton, 9876 Wilshire Boulevard, Beverly Hills, California 90210, on Thursday, May 24, 2007, at 11:00 a.m., local time, for the following purposes:

(1)   To elect three directors to the Board of Directors for a three-year term expiring at the 2010 annual meeting of stockhoders;

(2)   To ratify the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2007;

(3)   To consider one stockholder proposal, if properly presented at the meeting; and

(4)   To transact any other business which may properly come before the meeting or any adjournment or postponement thereof.

Stockholders are cordially invited to attend the meeting in person. Whether or not you plan to be at the annual meeting, you are urged to deliver your proxy by one of the following methods:

•       Complete, sign and date the enclosed proxy card and return it promptly in the envelope provided;

•       Call the toll-free telephone number set forth in the proxy card and follow the telephonic procedures for delivering your proxy; or

•       Visit the internet voting site set forth in the proxy card and follow the procedures described therein for delivering your proxy.

Only stockholders of record at the close of business on March 29, 2007 are entitled to notice of and to vote at the meeting, or any adjournments or postponements of the meeting. A complete list of such stockholders will be available for examination at the Beverly Hilton and at our World Headquarters at 9336 Civic Center Drive, Beverly Hills, California 90210, during normal business hours by any stockholder for any purpose germane to the annual meeting, for a period of ten days prior to the meeting.

By Order of the Board of Directors,

MADELEINE A. KLEINER
Executive Vice President, General Counsel and Corporate Secretary
Beverly Hills, California
April 12, 2007

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PROPOSAL 3: STOCKHOLDER PROPOSAL CONCERNING INDEPENDENT BOARD CHAIRMAN	50
2008 ANNUAL MEETING OF STOCKHOLDERS	52
HOUSEHOLDING	52
PROXY SOLICITATION	52

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HILTON HOTELS CORPORATION
9336 CIVIC CENTER DRIVE
BEVERLY HILLS, CALIFORNIA 90210

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why Did I Receive This Proxy Statement?

We sent you this proxy statement and the enclosed proxy card because the Company’s Board of Directors is soliciting your proxy to be used at the annual meeting of stockholders on May 24, 2007, at 11:00 a.m., local time, at the Beverly Hilton, 9876 Wilshire Boulevard, Beverly Hills, California 90210, or at any adjournment or postponement of the meeting. This proxy statement summarizes the information you need to know to vote on an informed basis. We are first mailing this proxy statement and the enclosed proxy card to stockholders on or about April 12, 2007.

Who Can Vote?

You are entitled to vote if you owned shares of the Company’s common stock on the record date, which is the close of business on March 29, 2007. Each share of the Company’s common stock that you own entitles you to one vote on all matters to be voted upon at the meeting.

How Many Shares Of Voting Stock Are Outstanding?

On the record date, there were 389,684,597 shares of the Company’s common stock outstanding. Common stock is our only class of voting stock.

What Am I Voting On?

Proposal 1:   The election of three nominees to serve on our Board of Directors for a three-year term expiring at the 2010 annual meeting of stockholders:

•       A. Steven Crown

•       John H. Myers

•       Donna F. Tuttle

Proposal 2:   The ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for 2007.

Proposal 3:   A stockholder proposal concerning an independent Chairman of the Board.

How Does The Board Of Directors Recommend I Vote On The Proposals?

The Board of Directors recommends a vote FOR each of the Board’s nominees for director; FOR ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for 2007; and AGAINST the stockholder proposal.

How Do I Vote?

To vote by proxy you should either:

•       Complete, sign and date the enclosed proxy card and return it promptly in the prepaid envelope provided;

•       Call the toll-free number set forth in the proxy card and follow the telephonic procedures for delivering your proxy; or

•       Visit the website set forth in the proxy card and follow the procedures described on the website for delivering your proxy via the internet.

To vote in person, you may attend the meeting and cast your vote in person.

The telephonic and internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which the Company believes comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

May I Revoke My Proxy?

You may revoke your proxy at any time before it is voted at the annual meeting in any of the following ways:

•       You may submit another proxy card with a later date or another telephonic or internet proxy at a later date;

•       You may notify the Secretary of the Company in writing at the Company’s World Headquarters located at 9336 Civic Center Drive, Beverly Hills, California 90210, that you have revoked your proxy; or

•       You may attend the meeting, inform the Secretary in writing prior to the voting that you wish to vote your shares in person, and cast your vote in person.

If I Plan To Attend The Meeting, Should I Still Vote By Proxy?

Whether you plan to attend the meeting or not, we urge you to vote by proxy. Returning the proxy card or delivering your proxy through the telephonic or internet voting procedures will not affect your right to attend the meeting, and your proxy will not be used if you are personally present at the meeting and inform the Secretary in writing prior to the voting that you wish to vote your shares in person.

Who May Attend The Annual Meeting?

Only stockholders of record, or their duly authorized proxies, have the right to attend the annual meeting. To gain admittance, you must present valid picture identification, such as a driver’s license or passport. If you hold your shares in “street name” (through a broker or other nominee), you will also need to bring a copy of a brokerage statement (in a name matching your photo identification) reflecting your stock ownership as of the record date. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the meeting.

How Will My Proxy Get Voted?

If you properly complete, sign and date your proxy card and send it to us or properly deliver your proxy by telephone or the internet, your proxy holder (one of the individuals named on your proxy card) will vote your shares as you have directed. Under the rules of the New York Stock Exchange (the “NYSE”), if your broker is a member of the NYSE and holds your shares in its name, the broker may vote your shares on Proposals 1 and 2 if it does not receive instructions from you; however, your broker may not vote your shares on Proposal 3 if it does not receive instructions from you. If you sign the proxy card but do not make specific choices, the proxy holder will vote your shares as recommended by the Board of Directors as follows:

•       “FOR” the election of all three nominees for director to serve for a three-year term expiring at the 2010 annual meeting of stockholders;

•       “FOR” ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for 2007; and

•       “AGAINST” the stockholder proposal.

What Constitutes A Quorum?

A quorum is the presence at the meeting of a number of shares, which are either present or represented by proxy, constituting a majority of the outstanding shares entitled to vote at the meeting. There must be a quorum for the transaction of business at the meeting. If you submit a properly executed proxy card or a telephonic or internet proxy, or you are present at the meeting in person, even if you abstain from voting, your shares will be considered part of the quorum. Broker non-votes (shares held by a broker or nominee that are represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on a proposal) are included in determining the presence of a quorum.

What Vote Is Required To Approve Proposals?

Directors are elected by the affirmative vote of a majority of the votes cast at the meeting with respect to each nominee. In March 2007, the Board of Directors approved an amendment to Section 7 of the Company’s By-Laws to change the vote standard for the election of directors in uncontested elections from a plurality of votes cast to a majority of votes cast. In order to receive a majority of votes cast at the annual meeting, the number of shares voted “for” a nominee must exceed the number of shares voted “against” that nominee. Abstentions and broker non-votes will have no effect on the outcome. For a description of the Company’s majority vote standard, see “Corporate Governance Information—Policy on Majority Vote for Director Elections” below.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote thereon is required to ratify the appointment of the independent registered public accounting firm, approve the stockholder proposal and for any other action that may properly come before the meeting. Abstentions will have the same effect as votes “against” these proposals and broker non-votes will not be counted in determining whether the proposals have been approved.

How Will Voting On Any Other Business Be Conducted?

Although we do not know of any business to be considered at the meeting other than the proposals described in this proxy statement, if any other business is properly presented at the meeting or any adjournment or postponement thereof, your delivered proxy gives authority to the proxy holders to vote on these matters in their discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS
AND EXECUTIVE OFFICERS

The following table sets forth the names and addresses and certain information concerning all persons who beneficially owned, to the knowledge of the Company, more than 5% of the outstanding shares of the Company’s common stock on March 29, 2007. The following table also sets forth, as of March 29, 2007, the beneficial ownership of the Company’s common stock by:

•       each director and director nominee;

•       the chief executive officer, the chief financial officer and the three other most highly compensated executive officers for the year ended December 31, 2006, as set forth in the Summary Compensation Table below (the “Named Officers”); and

•       all directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner	Common Stock Beneficially Owned		Approximate Percent of Outstanding Common Stock
AXA Financial, Inc	30,719,955	(1)	7.9%
1290 Avenue of the Americas
New York, New York 10104
Barron Hilton	20,835,698	(2)	5.3%
9336 Civic Center Drive
Beverly Hills, California 90210
Stephen F. Bollenbach	110,000	(3)	*
Barbara Bell Coleman	8,181		*
A. Steven Crown	2,827,354	(3)(4)	*
Christine Garvey	3,206		*
Matthew J. Hart	178,530	(3)(5)	*
Benjamin V. Lambert	227,383	(3)	*
John H. Myers	—		—
John L. Notter	37,441	(3)(6)	*
Donna F. Tuttle	53,127	(3)(7)	*
Peter V. Ueberroth	673,368	(3)(8)	*
Robert M. La Forgia	120,536	(3)	*
Ian R. Carter	12,500	(3)	*
Madeleine A. Kleiner	162,593	(3)	*
All directors and executive officers as a group (16 persons)	25,486,901	(9)	6.5%

*       The common stock beneficially owned does not exceed 1% of the outstanding shares.

(1)   Information is based upon a Schedule 13G filing by AXA Financial, Inc. and its affiliates with the Securities and Exchange Commission (the “SEC”) on February 13, 2007.

(2)   Consists of shares owned by the William B. Hilton Trust, of which Mr. Hilton is a trustee.

(3)   Includes stock options to acquire 70,000, 22,000, 121,600, 22,000, 18,000, 22,000, 20,000, 101,659, 12,500 and 146,591 shares of common stock, exercisable within 60 days of March 29, 2007, held by Messrs. Bollenbach, Crown, Hart, Lambert and Notter, Ms. Tuttle, Messrs. Ueberroth, La Forgia and Carter, and Ms. Kleiner, respectively.

(4)   The Crown Fund, a partnership of which Mr. Crown is a partner, owns 239,888 shares of common stock. Henry Crown and Company (Not Incorporated), a partnership of which Mr. Crown and trusts of which he is a beneficiary are partners, owns 600,000 shares of common stock. Areljay, L.P., the partners of which include a corporation of which Mr. Crown is a director, officer and shareholder and a trust of which he is a beneficiary, owns 1,935,340 shares of common stock. Mr. Crown’s spouse owns 10,000 shares of common stock. Mr. Crown disclaims beneficial ownership of the shares held by the Crown Fund, Henry Crown and Company (Not Incorporated), Areljay, L.P. and his spouse, except to the extent of his beneficial interest in such shares.

(5)   Includes 5,000 shares owned jointly by Mr. Hart and his spouse and 3,000 shares owned by Mr. Hart’s children.

(6)   Includes 1,000 shares owned directly by Mr. Notter’s spouse.

(7)   Includes 368 shares owned in trust for Ms. Tuttle’s children.

(8)   Includes 400,000 shares owned by the Ueberroth Family Trust and 253,368 shares owned by the Ueberroth Family Foundation.

(9)   Includes 737,039 shares issuable upon the exercise of stock options granted to executive officers and directors, exercisable within 60 days of March 29, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s reporting officers and directors, and persons who beneficially own more than 10% of the Company’s common stock, to file reports of ownership and changes in ownership with the SEC. Based solely on the Company’s review of the reports filed with the SEC by such reporting persons and written representations from such reporting persons, the Company believes that all of its reporting officers, directors and greater than 10% beneficial owners filed these reports on time in 2006, except for: (i) Sam Young, a director of the Company until May 2006, who inadvertently failed to file a Form 4 reflecting the exercise and sale of 4,000 stock options within two business days after a February 14, 2006 transaction (Form 4 was filed on February 21, 2006); and (ii) Tim Harvey, the Company’s Executive Vice President—Global Distribution Services and Chief Information Officer, who inadvertently failed to include in a Form 3 filing on February 8, 2006, 8,710 stock units awarded to Mr. Harvey prior to becoming a reporting officer, which shares were reported in a Form 3/A filing on March 21, 2006.

PROPOSAL 1
ELECTION OF DIRECTORS

Nomination Process

The Company’s By-Laws provide that the number of directors shall be not less than ten nor more than 20, with the exact number to be fixed from time to time by resolution of the Board of Directors. The Board has fixed the number of directors at 11. The Board is divided into three classes of directors, comprised of three, four and four members, respectively. One class is elected at each annual meeting to serve a term of three years.

At the 2007 annual meeting, the terms of three directors are expiring. Those directors nominated for election at the meeting and elected by our stockholders will hold office for a three-year term expiring in 2010. Other directors are not up for election this year and will continue in office for the remainder of their terms as set forth in the table below.

Nominations for directors are made by the Board of Directors, based on recommendations made by the Corporate Governance and Nominating Committee, not less than 30 days prior to the date of the meeting at which directors are scheduled to be elected. The Corporate Governance and Nominating Committee will consider stockholder recommendations for candidates for the Board of Directors. All recommendations are to be directed to the Corporate Governance and Nominating Committee at the Company’s World Headquarters located at 9336 Civic Center Drive, Beverly Hills, California 90210, attention: Corporate Secretary. Recommendations for consideration at the 2008 annual meeting of stockholders must be received in writing not later than December 13, 2007, which is also the deadline for submitting stockholder proposals. See “2008 Annual Meeting of Stockholders” below. The recommendation should contain relevant information about each proposed nominee, including age, business and residence addresses, principal occupation, the number of shares of common stock beneficially owned and such other information as would be required to be included in a proxy statement soliciting proxies for the election of such proposed nominee.

The Corporate Governance and Nominating Committee has established standards for the overall composition of the Board and certain director qualification criteria to use as a guideline in considering nominations to the Board of Directors. The criteria include: character, experience, reputation, knowledge, commitment and ability to contribute to Board balance and diversity. The criteria are not exhaustive and the Corporate Governance and Nominating Committee and the Board of Directors may consider other qualifications and attributes which they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors. For additional detail regarding the criteria used by the Corporate Governance and Nominating Committee in selecting nominees for the Board, see the Company’s Corporate Governance Guidelines which are available on the Company’s internet website at www.hiltonworldwide.com (click on “Investor Relations,” then “Corporate Governance”).

Prior to each annual meeting of stockholders at which directors are to be elected, and whenever there is a vacancy on the Board of Directors, the Corporate Governance and Nominating Committee will consider incumbent Board members and other well-qualified individuals as potential director nominees. The Corporate Governance and Nominating Committee will review each potential candidate’s qualifications in light of the Company’s standards for the overall composition of the Board and the director qualification criteria described above. The Corporate Governance and Nominating Committee will select the candidate or candidates it believes are the most qualified to recommend to the Board for selection as a director nominee. Recommendations received from stockholders will be evaluated in the same manner as other candidates considered by the Committee. The Board will continue to consider well-qualified candidates in an effort to increase the proportion of independent directors as part of its commitment to good corporate governance practices.

The Corporate Governance and Nominating Committee uses a variety of methods for identifying nominees for director. Candidates may come to the attention of the Committee through current Board members, stockholders or other persons. These candidates are evaluated at meetings of the Committee, and may be considered during the year. Historically, the Committee has not relied on third party search firms to identify Board candidates. The Committee may in the future choose to do so in those situations where particular qualifications are desired or where existing contacts are not sufficient to identify an appropriate candidate. Mr. Hart was elected as a director on January 18, 2007, filling the vacancy resulting from the death of Peter George on January 4, 2007. Mr. Hart was recommended for election as a director by a non-management director of the Company. The Committee did not engage a third party search firm in this process.

In the event that a designated nominee is unable or unwilling to stand for election at the meeting, proxy holders will vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected at the meeting.

The Board of Directors has nominated, and it is the intention of the persons named in the enclosed proxy to vote for the election of, the three nominees named below. Each of the three nominees has consented to serve as a director if elected. Each of the nominees has previously been elected by the Company’s stockholders.

Nominees and Continuing Directors

The table below sets forth information with respect to the persons nominated for election to the Board and the continuing directors. Unless otherwise indicated in the table, each such person has been engaged in his or her principal occupation since at least January 2002. The principal occupations of nominees and continuing directors include employment with the Company or its subsidiaries and affiliates only as indicated in the following table. None of the nominees or continuing directors are related to each other or to any of the Company’s executive officers.

Name, Principal Occupation and Other Directorships	Age	Term to Expire at Annual Meeting In	Year Service Commenced or Will Commence
NOMINEES:
A. Steven Crown	55	2010	1992
General Partner of Henry Crown and Company (Not Incorporated), a company which includes diversified investments and operating companies, and real estate ventures.
John H. Myers	61	2010	2000

Chairman of ForstmannLeff, an investment management firm, since October 2006. Mr. Myers has also served as a partner of Angelo, Gordon & Co, an asset management firm owning ForstmannLeff, since October 2006. He previously served until July 2006 as President and Chief Executive Officer of GE Asset Management Incorporated, Vice President of General Electric Company, a trustee of General Electric Pension Trust and a director of GE Capital Services, Inc. Mr. Myers serves as a director of the Pebble Beach Company, a golf management company, and the Damon Runyon Cancer Research Foundation. He also serves on the advisory board of Aurora Capital, a private equity firm.

Donna F. Tuttle	59	2010	1992

Partner of Elmore/Tuttle Sports Group, a company specializing in minor league sports franchises, management facilities and concessions. She is a director of the California Chamber of Commerce, the NCAA Foundation and the Herschend Family Entertainment Co. She previously served as U.S. Undersecretary of Commerce for Travel and Tourism from 1983 to 1988 and as U.S. Deputy Secretary of Commerce from 1988 to 1989.

CONTINUING DIRECTORS:
Stephen F. Bollenbach	64	2008	1996

Co-Chairman of the Board and Chief Executive Officer of Hilton Hotels Corporation since May 2004 and, prior thereto, President and Chief Executive Officer of Hilton Hotels Corporation. He has served as non-executive Chairman of the Board of KB Home, a homebuilding company, since April 2007. Mr. Bollenbach also served as Chairman of the Board of Caesars Entertainment, Inc until June 2005. He is a director of Harrah’s Entertainment, Inc. and Time Warner Inc.

Barbara Bell Coleman	56	2008	2005
President of BBC Associates, LLC, a consulting company serving businesses and philanthropic organizations.
Christine Garvey	61	2009	2005
Global Head of Corporate Real Estate and Services for Deutsche Bank AG until April 2004. She is a director of ProLogis, a real estate investment trust.
Matthew J. Hart	54	2009	2007

President and Chief Operating Officer of Hilton Hotels Corporation since May 2004 and, prior thereto, Executive Vice President and Chief Financial Officer of Hilton Hotels Corporation. He is a director of Kilroy Realty Corporation and U.S. Airways Group, Inc.

Barron Hilton	79	2009	1965

Co-Chairman of the Board of Hilton Hotels Corporation since May 2004 and, prior thereto, Chairman of the Board of Hilton Hotels Corporation. He is a director of the Conrad N. Hilton Foundation, a private charitable organization.

Benjamin V. Lambert	68	2008	1976
Chairman of Eastdil Secured, LLC, real estate investment bankers, since January 2006 and, prior thereto, Chairman and Chief Executive Officer of Eastdil Realty Company, L.L.C.
John L. Notter	72	2009	1999

Chairman of the Board of Westlake Properties, Inc., a hotel and real estate development company. Mr. Notter also serves as a director of the Conrad N. Hilton Foundation. He formerly served as Chairman of the Board of Princess Hotels, American-Hawaiian Steamship Company and the Ludwig Institute for Cancer Research, as President of Universe Tankships, Inc. and as a director of Credit Suisse First Boston.

Peter V. Ueberroth	69	2008	2000

Managing Director of Contrarian Group, Inc., a business management company. He is also owner and Co-Chairman of the Pebble Beach Company. Mr. Ueberroth has served as Chairman of the Board of the United States Olympic Committee since June 2004. He previously served as Commissioner of Major League Baseball and as President and Chief Executive Officer of the Los Angeles Olympic Organizing Committee for the 1984 Los Angeles Olympic Games. He is Chairman of Ambassadors International Inc., a travel services company, and a director of Adecco S.A., a Swiss staffing company, the Coca-Cola Company and Aircastle Limited, an aircraft leasing company.

Information Concerning the Board of Directors and Certain Committees

The Board of Directors has the following standing committees: Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, and Diversity Committee (the “Committees”). A brief description of each Committee follows:

Audit Committee

The Audit Committee consists of four financially literate independent directors (see “Director Independence” below) who also satisfy the enhanced independence standards applicable to audit committee members pursuant to Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended: John L. Notter (Chair), A. Steven Crown, Christine Garvey and John H. Myers. The Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. The Board of Directors has adopted a written charter for the Audit Committee, which is available on the Company’s internet website at www.hiltonworldwide.com (click on “Investor Relations,” then “Corporate Governance”), and is available in print to any stockholder requesting a copy from the Secretary of the Company at our World Headquarters address. The functions of the Audit Committee include the following:

•       reviewing the independence of the independent registered public accounting firm and engaging and discharging the independent registered public accounting firm;

•       reviewing with the independent registered public accounting firm and internal auditors the plans and results of their respective audits;

•       pre-approving non-audit services provided by the independent registered public accounting firm and the range of audit and non-audit fees;

•       reviewing and discussing with management and the independent registered public accounting firm the effectiveness of the Company’s system of internal controls;

•       reviewing and discussing with management and the independent registered public accounting firm the Company’s financial statements and reports filed with the SEC and other public releases of financial information;

•       establishing procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters, and the treatment of such submissions;

•       serving as the Company’s qualified legal compliance committee; and

•       providing policy oversight of the Company’s legal and ethical compliance programs.

Compensation Committee

The Compensation Committee consists of five independent directors (see “Director Independence” below): A. Steven Crown (Chair), Barbara Bell Coleman, John L. Notter, Donna F. Tuttle and Peter V. Ueberroth. The Board of Directors has adopted a written charter for the Compensation Committee, which is available on the Company’s internet website at www.hiltonworldwide.com (click on “Investor Relations,” then “Corporate Governance”), and is available in print to any stockholder requesting a copy from the Secretary of the Company at our World Headquarters address. The Compensation Committee is responsible for reviewing and approving the following:

•  compensation philosophy, strategy, practices and policies of the Company, including those relating to senior officers and the Chief Executive Officer;

•  procedures for the administration of such practices and policies, including corporate goals and objectives relating to compensation, incentive compensation plans and equity-based plans;

•  performance goals and objectives for the Chief Executive Officer;

•  administration of the Company’s 1990 Stock Option and Stock Appreciation Rights Plan, 1996 Stock Incentive Plan, Supplemental Retirement and Retention Plan and 2004 Omnibus Equity Compensation Plan (collectively, the “Stock Plans”), including the granting of stock options, stock units, performance units and other equity-based compensation thereunder, respectively, as well as the Company’s other compensation plans to the extent specified in such plans or designated by the Board;

•  new equity compensation plans or any material change to an existing plan; and

•  titles and appointments of corporate officers.

In addition, the Compensation Committee is responsible for the following:

•  setting Chief Executive Officer compensation in light of evaluations against the performance goals and objectives established by the Committee;

•  making recommendations to the Board with respect to severance or termination payments to current or former executive officers of the Company; and

•  overseeing regulatory compliance with respect to compensation matters.

The Committee’s compensation decisions for the Named Officers are based on various factors, including:

•  the Company’s financial performance;

•  the Company’s common stock performance;

•  performance of the Named Officer’s area of responsibility;

•  the Named Officer’s individual performance;

•  the Named Officer’s experience in his or her role;

•  the Named Officer’s length of service with the Company; and

•  the market in which the Company competes for talent.

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

The Committee currently retains Mercer Human Resource Consulting, an independent compensation consultant (“Mercer”), to advise the Company on compensation strategy, incentive plan design and other executive compensation matters. Mercer also advises the Committee on compensation practices for directors. As noted below, Mercer is retained directly by the Committee for certain work. The Company’s Human Resources organization serves as the management liaison to the Committee and provides additional counsel, data and analysis as requested by the Committee.

The work performed by Mercer in 2006 that was undertaken at the request of the Committee related to executive compensation benchmarking, incentive compensation program design, incentive measures and goals, as well as the integration of compensation and incentive programs associated with the Company’s acquisition of the lodging assets of Hilton Group plc on February 23, 2006 (the “HI Acquisition”). The Committee was aware that additional work was undertaken by Mercer from time to time at the direction of the Company’s management, which included assessment of non-executive compensation levels, reviews of the Company’s medical and dental plans and analysis of pension plan values. The Committee believes that this additional work undertaken by Mercer did not jeopardize Mercer’s independence with respect to its advice to the Committee.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee consists of four independent directors (see “Director Independence” below): Donna F. Tuttle (Chair), A. Steven Crown, John L. Notter and Peter V. Ueberroth. The Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee, which is available on the Company’s internet website at www.hiltonworldwide.com (click on “Investor Relations,” then “Corporate Governance”), and is available in print to any stockholder requesting a copy from the Secretary of the Company at our World Headquarters address. The functions of the Corporate Governance and Nominating Committee include the following:

•       recommending nominees to the Board of Directors to stand for election at stockholder meetings or to fill vacancies on the Board;

•       reviewing on a continuing basis, and at least once a year, the structure of the Board and Committees thereof to assure continuity and that the proper skills and experience are represented on the Board and Committees;

•       developing standards to be applied in making determinations as to the existence of material relationships between the Company and its directors and reviewing any potential conflicts of interest of Board members;

•       recommending to the Board the directors to serve on the various Committees;

•       developing corporate governance guidelines for the Company and reviewing those guidelines at least once a year; and

•       overseeing the Board’s self-evaluation process.

See “Nomination Process” above for a description of the Committee’s nomination process.

Diversity Committee

The members of the Diversity Committee are Barbara Bell Coleman (Chair), Stephen F. Bollenbach, Christine Garvey, Benjamin V. Lambert and Donna F. Tuttle. The functions of the Diversity Committee include the following:

•  developing and implementing policies and programs oriented specifically toward assuring equality of opportunity in all facets of the Company’s business;

•  encouraging opportunities to increase the diversity of the Company’s workforce; including the number of persons in management level positions with the Company who are qualified females and/or ethnic minorities;

•  reviewing and evaluating the Company’s progress against its established diversity objectives;

•  encouraging opportunities to better serve the diversity of the marketplace and exploring opportunities to establish the Company as a multicultural market leader; and

•  reviewing the Company’s efforts to increase its business ties to female and minority-owned suppliers and service providers.

2006 Meetings

The Board of Directors and Committees held the following number of meetings during 2006:

•       Board of Directors (6);

•       Audit Committee (5);

•       Compensation Committee (6);

•       Corporate Governance and Nominating Committee (6); and

•       Diversity Committee (5).

In addition to the meetings of the Audit Committee referenced above, the Audit Committee has delegated certain responsibilities to the Committee Chair who met with management and the Company’s independent registered public accounting firm and internal auditors periodically during 2006.

During 2006, each director attended 75% or more of the aggregate number of meetings of the Board and the Committees on which he or she served, except for Messrs. George and Ueberroth who attended 73% and 67% of such meetings, respectively. It is the Company’s policy to encourage attendance at the Company’s annual meeting of stockholders by all directors who are able to attend. Ten of the Company’s directors attended the 2006 annual meeting of stockholders.

Compensation Committee Interlocks and Insider Participation

During 2006, Barbara Bell Coleman, A. Steven Crown, John L. Notter, Donna F. Tuttle, Peter V. Ueberroth and Sam D. Young served as members of the Compensation Committee. Mr. Ueberroth serves as Chairman of the Board of the U.S. Olympic Committee and the Company provides certain services to the Olympic Committee as a sponsor (see “Certain Relationships and Related Transactions” below). None of these persons is or has been an officer or employee of the Company or any of its subsidiaries.

Certain Relationships and Related Transactions

The Board of Directors has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to the Company’s directors, officers and employees. The Code of Ethics prohibits directors from engaging in activities that create conflicts of interest, taking corporate opportunities for personal use or competing with the Company, among other things. The Code of Ethics requires that a director who contemplates entering into any transaction with the Company or becomes aware of any potential conflict with the Company must notify the Corporate Governance and Nominating Committee. Such Committee is responsible for reviewing any such transaction or potential conflict and making a recommendation to the Board of Directors. The director involved in the potential transaction or conflict must recuse himself or herself from the Board’s evaluation and decision-making process. The standard applied by the Corporate Governance and Nominating Committee and the Board is whether a transaction or situation could reasonably be expected to make it difficult for the director to perform his or her duties for the Company objectively and effectively. See “Corporate Governance Information—Code of Business Conduct and Ethics” below.

During 2006, the Company managed three Doubletree hotels owned, directly or indirectly, by General Electric Pension Trust and subsidiaries thereof. In 2006, the Company received a total of $7,415,000 in management and system fees from the owners of these three hotel properties. John H. Myers, a director of the Company, served until July 2006 as President and Chief Executive Officer of GE Asset Management Incorporated, Vice President of General Electric Company, a trustee of General Electric Pension Trust and a director of GE Capital Services, Inc. GE Asset Management Incorporated, General Electric Pension Trust and GE Capital Services, Inc. are affiliates of General Electric Company.

During 2006, Eastdil Secured, LLC acted as the Company’s broker in connection with the sale or financing of three hotel properties owned by the Company. Eastdil received $1,670,000 in fees during 2006 relating to these transactions. Benjamin V. Lambert, a director of the Company, serves as Chairman of Eastdil.

The Company is a sponsor of the U.S. Olympic Committee (“USOC”) through 2008. During 2006, the Company provided benefits, primarily consisting of sponsorship fees and hotel rooms, to the USOC in the amount of $1,385,000. Peter V. Ueberroth, a director of the Company, serves as Chairman of the Board of the USOC.

During 2006, the Company made a $3,000,000 contribution to the Bollenbach Family Scholarship Fund of the California Community Foundation (the “Fund”) to honor Mr. Bollenbach’s leadership of the Company during the HI Acquisition and to support his vision of making higher education affordable. The Fund provides scholarships and educational aid, with preference given to individuals who have been employed by the Company for at least three years or their children. Neither directors nor officers of the Company, nor their relatives, are eligible to receive scholarships from the Fund. Mr. Bollenbach was the initial donor and serves as a director of the Fund.

Corporate Governance Information

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines (the “Guidelines”) in accordance with the listing standards of the NYSE. The Guidelines address such matters as director responsibilities; Board composition and director qualification standards; selection of the Chairman of the Board and Chief Executive Officer; selection of director nominees; director compensation and retirement; executive sessions of the Board; Committees of the Board; director access to management, auditors and advisors; director orientation and continuing education; management succession; stock ownership guidelines for executives and directors; policy on severance agreements with executives; policy on approval of stock option grants; and the annual performance evaluation of the Board. The Guidelines are posted on our internet website at www.hiltonworldwide.com (click on “Investor Relations,” then “Corporate Governance”), and are available in print to any stockholder requesting a copy from the Secretary of the Company at our World Headquarters address.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to our officers, employees and directors, including the Company’s principal executive officer, principal financial officer, principal accounting officer and controller or persons performing similar functions. For additional information, see “Information Concerning the Board of Directors and Certain Committees—Certain Relationships and Related Transactions” above. Our Code of Ethics is posted on our internet website at www.hiltonworldwide.com (click on “Investor Relations,” then “Corporate Governance”), and is available in print to any stockholder requesting a copy from the Secretary of the Company at our World Headquarters address.

Director Independence

The Board of Directors has adopted a standard of independence for directors. This standard incorporates all of the requirements for director independence contained in the NYSE listing standards, as well as certain additional requirements established by the Board, and is set forth below:

•       A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship.

•       A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than Board and Committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

•       A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company is not independent until three years after the end of the affiliation or the employment or auditing relationship.

•       A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

•       A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.

•       A director who is employed at another company at which any executive officer of the Company serves as a director is not independent until three years after the end of such relationship.

•       A director who has a contractual seat on the Company’s Board and is a party to a voting agreement requiring such director to vote along with the Company’s management is not independent until three years after the end of such arrangement.

Based upon the independence standard described above, the Board has affirmatively determined that the following persons, who are either current directors or served as directors during 2006, are “independent”: Barbara Bell Coleman, A. Steven Crown, Christine Garvey, John H. Myers, John L. Notter, Donna F. Tuttle, Peter V. Ueberroth and Sam D. Young. The Company’s independent directors as determined by the Board constitute seven of the 11 members of the current Board and all of the members of each of the Audit, Compensation and Corporate Governance and Nominating Committees. The Board did not consider any transactions, relationships or arrangements not disclosed under “Certain Relationships and Related Transactions” above in making its determination that the indicated directors are independent.

Lead Independent Director

The Board of Directors has designated a lead independent director to be chosen for each Board meeting by rotation among the members of the Corporate Governance and Nominating Committee. The duties of the lead independent director include presiding at any meeting of the Board at which a Co-Chairman of the Board is not present, presiding at the executive sessions of the Board, acting as a liaison between the Co-Chairmen and the independent directors of the Board, and approving meeting agenda and schedules to assure that there is sufficient time for discussion of all agenda items at Board meetings.

Executive Sessions

The non-management directors of the Board meet in regularly scheduled executive sessions without management in connection with each in-person Board meeting. The presiding director at each executive session of non-management directors is the lead independent director chosen for that Board meeting.

Communications with Directors

The Board of Directors has adopted a process for stockholders and any interested parties to send communications to Board members. For information with respect to communicating with the Company’s directors, see “Communication with our Board of Directors” which is available on our internet website at www.hiltonworldwide.com (click on “Investor Relations,” then “Corporate Governance”).

Outside Directorships

The Board of Directors has adopted a policy that directors should serve on no more than six public company board of directors at any time, including the Company’s Board. It is the Company’s policy that directors should advise the Chair of the Corporate Governance and Nominating Committee and the Chief Executive Officer before accepting membership on other boards of directors or other significant commitments involving affiliations with other business or governmental units. See the Corporate Governance Guidelines on our internet website at www.hiltonworldwide.com (click on “Investor Relations,” then “Corporate Governance”).

Change in Director Occupation

The Company’s directors are expected to report changes in their business or professional affiliations or responsibilities, including retirement, to the Chief Executive Officer and the Chair of the Corporate Governance and Nominating Committee. A director who retires or changes his or her principal occupation should submit a letter to the Board describing such change and offering to voluntarily resign. The Corporate Governance and Nominating Committee and the Board will then review whether the director meets the Company’s requirements for continued service on the Board. For a description of this policy, see the Corporate Governance Guidelines on our internet website at www.hiltonworldwide.com (click on “Investor Relations,” then “Corporate Governance”).

Stock Ownership Guidelines

The Board of Directors adopted stock ownership guidelines in November 2005 for non-employee directors and certain senior officers. The guidelines require non-employee directors to own stock or deferred stock units with a market value equal to not less than $100,000 by the later of (i) November 2009 or (ii) four years after the director joins the Board. The guidelines require executive officers and senior officers who report directly to the Chief Executive Officer to own stock or have outstanding grants of stock units with a market value equal to not less than such person’s annual salary. Equity counted toward the ownership guidelines includes owned stock and unvested restricted stock units. Options that have not been exercised and unvested performance share units are excluded from the ownership calculations. The guidelines require compliance by the subject officers by the later of (i) November 2009 or (ii) four years after the date such officer begins serving in a position with the Company that is subject to the guidelines. See the Corporate Governance Guidelines on our internet website at www.hiltonworldwide.com (click on “Investor Relations,” then “Corporate Governance”).

Policy on Severance Agreements with Executives

The Board of Directors seriously considers the views and wishes of our stockholders and has adopted a policy regarding severance agreements with executive officers in response to a stockholder proposal that was approved by our stockholders at the 2005 annual meeting. The policy provides that the Company will not enter into an agreement with an executive officer subsequent to November 16, 2005 that provides for certain severance benefits exceeding 2.99 times the sum of the executive officer’s salary plus bonus, unless approved by the Company’s stockholders. The Company has entered into an employment agreement with Mr. Carter subsequent to such date, the terms of which are subject to this policy. For a description of this policy, see the Corporate Governance Guidelines on our internet website at www.hiltonworldwide.com (click on “Investor Relations,” then “Corporate Governance”).

Policy on Approval of Stock Option Grants

In September 2006, the Compensation Committee adopted a policy with respect to future grants of stock options to employees. This policy provides that all stock option grants will only be approved at meetings of the Compensation Committee and will not be approved by unanimous written consent of the Committee. The policy further provides that all names of grantees and amounts of grants will be approved by the Compensation Committee at its meetings. For a description of this policy, see the Corporate Governance Guidelines on our internet website at www.hiltonworldwide.com (click on “Investor Relations,” then “Corporate Governance”).

Policy on Majority Vote for Director Elections

In March 2007, the Board of Directors approved amendments to Section 7 of the Company’s By-Laws to change the vote standard for the election of directors in uncontested elections from a plurality standard to a majority of votes cast. Under the amended Section 7, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director. In contested elections where the Board of Directors has determined that the number of nominees exceeds the number of directors to be elected, the vote standard will continue to be a plurality of votes cast.

If a nominee who already serves as a director is not elected, that director shall tender his or her resignation to the Board of Directors. The Corporate Governance and Nominating Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Committee’s recommendation and such other factors as it deems relevant, within 90 days after the date of the certification of the election results. The Company will publicly disclose the Board’s decision on the tendered resignation in a periodic or current filing with the SEC within five business days after the Board reaches its decision. The director who tenders his or her resignation will not participate in the recommendation of the Committee or the decision of the Board with respect to the resignation. If an incumbent director’s tendered resignation is not accepted by the Board, such director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If the failure of a nominee to be elected results in a vacancy on the Board, that vacancy may be filled by action of the Board or the size of the Board may be decreased pursuant to Section 15 of the By-Laws. See our Current Report on Form 8-K filed with the SEC on March 27, 2007.

Policy on Stockholder Rights Plans

The Board of Directors seriously considers the views and wishes of our stockholders and has amended the Company’s stockholder rights plan and adopted a new By-Law provision regarding future adoption and maintenance of a rights plan in response to a stockholder proposal that was approved by our stockholders at the 2006 annual meeting. In March 2007, the Board of Directors approved an amendment to the

Company’s preferred share purchase rights plan, dated as of November 29, 1999, as amended as of February 15, 2001 (the “Rights Plan”). The amendment to the Rights Plan accelerated the final expiration date of the Rights Plan from November 29, 2009 to March 22, 2007. The rights under the Rights Plan did not become exercisable and the Company did not redeem such rights prior to the expiration thereof.

In March 2007, the Board of Directors also approved an amendment to the By-Laws which provides that the Board will not adopt a rights plan, rights agreement or any other form of “poison pill” without the approval of a majority of the shares voted on the matter at an annual or special meeting of stockholders, unless a majority of the independent directors has determined that the adoption of such plan is in the best interests of the Company’s stockholders under the circumstances. If pursuant to the terms of the new By-Law, a rights plan were to be adopted by the Board without prior stockholder approval, such plan would expire within twelve months after the date of adoption unless previously ratified by the affirmative vote of a majority of the shares represented and entitled to vote on the matter at an annual or special meeting of stockholders. The By-Law amendment also provides that the Board may not amend the new By-Law without stockholder ratification by the affirmative vote of a majority of the shares represented and entitled to vote on the matter at an annual or special meeting of stockholders. See our Current Report on Form 8-K filed with the SEC on March 27, 2007.

The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically requests that the information be treated as soliciting material or incorporates such Report by reference therein.

Audit Committee Report

As part of its ongoing activities, which are described above under “Information Concerning the Board of Directors and Certain Committees—Audit Committee,” the Audit Committee has:

•       Reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2006;

•       Discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm for fiscal 2006, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect; and

•       Received the written disclosures and the letter from the Company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the independent registered public accounting firm their independence.

On the basis of these reviews and discussions, the Audit Committee approved the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

The Audit Committee has considered whether the provision of the services described below under “Audit Fee Summary” is compatible with maintaining the principal accountant’s independence.

All Audit Committee members have approved this report:

John L. Notter (Chair)
A. Steven Crown
Christine Garvey
John H. Myers

Audit Fee Summary

The following table sets forth the aggregate fees billed by Ernst & Young LLP for services rendered to the Company during 2005 and 2006:

	2005	2006
	(in $ millions)
Audit Fees(1)	2.08	6.35
Audit-Related Fees(2)	0.78	1.90
Tax Fees(3)	0.19	2.26
All Other Fees(4)	0.17	0.42
Total Fees	3.22	10.93

(1)          Audit fees include the fees paid for the annual audit, including the auditors’ report on the effectiveness of the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, the review of quarterly financial statements, required statutory audits and assistance with regulatory and statutory filings.

(2)          Audit-related fees include SAS 70 attestation services (including fees to be paid by certain third party owners), audits required by agreements with owners or other contractual agreements, benefit plan audits, comfort letters and consents and other audit services.

(3)          Tax fees include fees for the preparation and review of certain foreign tax returns, tax planning advice related to acquisitions and tax compliance services.

(4)          All other fees include consultation on energy saving opportunities at hotel properties (including fees to be paid by certain third party owners).

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permitted non-audit services provided by the independent registered public accounting firm, either as a Committee or through delegation of such authority to the Committee Chair, provided that the Committee Chair report any such pre-approvals at the next scheduled Audit Committee meeting. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm and the fees for the services performed in accordance with this pre-approval policy. The Audit Committee or Committee Chair may also pre-approve particular services on a case-by-case basis. All of the services performed by the independent registered public accounting firm as set forth under “Audit Fee Summary” above, were approved by the Audit Committee in accordance with the policy described above.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Business Overview

The Company is a leading global hospitality company, with more than 2,900 properties and 501,000 rooms in 78 countries and territories, and 105,000 team members worldwide. The Company owns, manages, leases or franchises a hotel portfolio of some of the best known and most highly regarded brands, including Hilton, Hilton Garden Inn, Doubletree, Embassy Suites, Homewood Suites by Hilton, Hampton, Scandic, Conrad and the Waldorf=Astoria Collection. The Company also develops and operates timeshare resorts through Hilton Grand Vacations Company and its related entities.

Compensation Philosophy and Principles

The Company’s compensation philosophy is to provide a competitive compensation opportunity that motivates and rewards employees for performance that results in superior financial results and creates long-term value for stockholders. Management and the Compensation Committee (the “Committee”) have established the following key compensation principles to guide the design and ongoing administration of the overall compensation program:

•       support a unified Company culture and brands across the globe;

•       link pay to performance that drives stockholder value creation;

•       generally target median compensation relative to the Company’s peers;

•       provide above-market opportunities commensurate with above-market performance;

•       facilitate long-term career growth opportunities for high performers;

•       provide enough flexibility to accommodate shifts in market practices and business needs; and

•       provide clear communication of performance expectations and reward opportunities.

The Company’s compensation programs are intended to provide a direct link between pay and performance that focuses the Named Officers on factors that drive the Company’s financial success and create incremental stockholder value. In concert with these guiding principles, the Company’s compensation programs are designed to:

•       focus executive and overall employee behavior on performance objectives that are consistent with the Company’s business strategy and stockholder value delivery;

•       reinforce a pay-for-performance culture through a balance of fixed and incentive pay opportunities;

•       reward strong performers for results achieved while supporting the teamwork required from the broad organization to succeed; and

•       allow the Company to attract and retain employees with the skills critical to its long-term success.

The Company’s reward and incentive program is comprised of several components, including:

•       base salary;

•       annual performance bonus;

•       long-term incentive compensation; and

•       additional employee benefits.

The specific rationale and design of these elements are outlined in more detail below.

Compensation Policies

Consistent with the Company’s philosophy described above, the Committee establishes and monitors several policies and procedures regarding compensation programs, including programs affecting the Named Officers.

Pay Positioning

The Company’s pay positioning strategy is to generally target total direct compensation (the sum of salary, target annual incentives and target long-term incentives) at the median of the market as defined below, while providing above-market opportunities for above-market performance. In addition, the Company seeks to provide benefits that are consistent with market practices for executives at comparable companies. The pay positioning of any given executive may vary from the median of the market based on factors including the executive’s performance, experience, tenure and the importance of the executive’s role at the Company relative to comparable companies.

Competitive Market Assessments

The Committee establishes the target level of total compensation by periodically reviewing market compensation data prepared by independent compensation consultants. In establishing compensation levels for the Company’s Named Officers, the Committee takes into consideration practices among the pay peer group described below as well as compensation survey information, among other factors.

Peer Groups

The Committee uses separate peer groups for pay and performance assessments. The hospitality industry has a limited number of companies that are comparable to the Company’s size and scope of operations, and therefore such hospitality companies do not provide a sufficient basis for making talent and pay comparisons. The Company competes for talent with a broader range of companies, including other large businesses with significant focus on their brands, real estate and international operations. For these reasons, the Committee compares the Company’s executive officer compensation to a group of similarly sized companies that have strong brands and multiple locations, with most having a significant portion of sales outside of the U.S. The pay peer group currently includes: Barnes & Noble Inc., Carnival Corporation, Darden Restaurants Inc., Gap Inc., Harrah’s Entertainment, Inc., Host Hotels & Resorts, Inc., Marriott International, Inc., McDonald’s Corporation, MGM Mirage, Nike, Inc., Office Depot, Inc., Royal Caribbean Cruises Ltd., Starbucks Corporation, Staples, Inc., Starwood Hotels & Resorts Worldwide, Inc. and Yum Brands, Inc.

The Committee has also used a set of hospitality peers for performance comparisons with respect to certain grants of performance share units (see “Long-Term Incentive Program—Performance Share Units” below). These peers include public hospitality companies, which include real estate investment trusts (REITs) that own many hotel properties, and smaller hospitality companies. The performance peer group includes the Company’s primary hotel competitors, including Intercontinental Hotels Group PLC, Marriott International, Inc. and Starwood Hotels & Resorts Worldwide, Inc., as well as smaller hotel companies including Choice Hotels International, Inc., FelCor Lodging Limited Partnership, Four Seasons Hotels Inc., Hospitality Properties Trust, Host Hotels & Resorts, Inc. and Marcus Corporation.

The pay and performance peer groups are used as a guide by the Committee and are not the sole factors taken into account in setting executive compensation levels and targets.

Pay Mix

The percentage of an officer’s compensation opportunity that is fixed instead of variable, and short-term versus longer-term, is based primarily on the officer’s role in the Company. In general, officers with more ability to directly influence overall Company performance will have a greater portion of their pay at risk through short- and long-term incentive programs. Executive officers, who have more responsibility for strategic and operating decisions with significant long-term impact on Company results, have a greater percentage of their compensation opportunity allocated to long-term incentives. The Named Officers have approximately 50% or more of target total compensation opportunity in the form of long-term incentives.

Forms of Long-Term Incentive Compensation

The Company currently uses three forms of equity for long-term incentive compensation: stock options, restricted stock units (“RSUs”) and performance share units (“PSUs”) (see “Long-Term Incentive Program” below). The specific mix of long-term incentive vehicles has varied in recent years. The use of equity-denominated vehicles serves to align the interests of executive officers and stockholders, while also providing a direct link to financial results. The combination of service-based vesting and performance-oriented vehicles also serves to balance the performance and retention objectives of the program. This mix also puts a significant portion of compensation at risk for executive officers, providing for greater rewards if superior performance is generated.

Performance Management and Compensation Policies

The Company’s policy is to provide rewards for the achievement of specific performance goals. The Company uses an annual performance review process to assess individual performance. The Chief Executive Officer (“CEO”) works with the Board to establish his annual objectives. The individual goals for the other Named Officers are also reviewed in consultation with the Board. Goals for each Named Officer, including the CEO, include corporate, unit and individual strategic components. At the end of the year, the Named Officer’s performance is assessed against these goals by the Committee. Key performance goals for 2006 are discussed in more detail under “Annual Incentive Plan” below. Individual performance ratings are developed based on an evaluation of performance with respect to overall Company objectives, business unit objectives and individual strategic goals. Performance results for the Named Officers have a direct impact on their annual cash incentive rewards and may also affect their salary increases and long-term incentive grant levels.

Compensation Components

The Company uses a range of compensation components to provide an overall competitive compensation and benefits package. The level and design of these components are intended to attract and retain key talent needed to support the creation of stockholder value and the execution of business strategies. The combination of the components and the amount of each component is influenced by the role of the person in the Company, market comparisons, the total value of all the compensation, benefits and perquisites available to the person and employment contracts with individual Named Officers. The specific design, rationale, reward process and related information for these pay components are outlined below.

Base Salary

The Company provides its officers with base salaries as compensation for basic services to the Company and to meet the objective of attracting and retaining the talent needed to run the business. Salaries provide a consistent cash flow to officers assuming acceptable levels of performance and ongoing employment. To control fixed costs while still enabling the Company to attract critical talent, the Company generally targets base salaries at the median of market levels among the pay peers described under “Peer Groups” above. Increases in salaries are generally based on specific roles and responsibilities, market pay trends, individual performance assessments, Company budgeting and specific talent needs. The Named Officers (other than Mr. Bollenbach, whose compensation terms are covered by an employment agreement) receive annual salary increases that reflect both the competitive market and each Named Officer’s individual performance, experience and tenure. In 2007, the Committee approved salary increases for each Named Officer (other than Mr. Bollenbach) which resulted in the following annual salaries: Mr. La Forgia—$600,000; Mr. Hart—$925,000; Mr. Carter—$841,912; and Ms. Kleiner—$597,700. Pursuant to the terms of Mr. Carter’s employment agreement, he is paid in British pounds. Mr. Carter’s salary referenced above has been converted to U.S. dollars based upon the dollars to pounds exchange rate of 1.9589 to one on December 31, 2006. The CEO’s base salary is approximately at the median salary for CEOs of companies in the pay peer group. Base salaries for the Named Officers have also been set to approximate market median salaries, with a significant percentage of their total compensation at risk in short- and long-term incentive compensation.

Annual Incentive Plan

Pursuant to the Company’s Annual Incentive Plan (the “Incentive Plan”), the Company’s executive officers are eligible for cash bonus awards. The intent of the Incentive Plan is to closely link executive compensation to several performance components, including:

•       specific corporate earnings objectives;

•       other corporate and business unit financial and operating objectives; and

•       individual goals that tie to key strategic initiatives.

The Incentive Plan was approved by the Company’s stockholders at the 2004 annual meeting of stockholders and payouts under the Incentive Plan qualify for deductibility under Section 162(m) of the Internal Revenue Code. The Incentive Plan has been filed with the SEC (see Exhibit 10.16 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006).

Incentive Plan Funding Mechanics

Under the Incentive Plan, executive officers can earn a targeted award percentage of base salary as defined by their individual performance scorecard ratings if the Committee certifies that the specified performance goals were met and approves funding of an executive officer bonus pool amount. In order to qualify the Incentive Plan payouts for deductibility under Section 162(m) of the Internal Revenue Code, the Company has adopted an overall funding mechanism that sets a maximum potential payout to each Named Officer and provides that the Committee can exercise downward discretion to reduce such payouts as appropriate based upon each Named Officer’s individual scorecard review. On March 15, 2006, the Committee established the 2006 funding performance goal as the achievement by the Company of at least 85% of budgeted earnings on a consolidated basis before interest, taxes, depreciation and amortization (“EBITDA”) for 2006. The Committee selected EBITDA as the funding measure because the Committee believes that EBITDA is a good measure of the Company’s operating performance during the year. EBITDA is also commonly used by investors and analysts to evaluate performance of the Company and its competitors in the hospitality industry. For 2006, the Committee established the total amount of the bonus pool available to the Named Officers (except for Mr. Carter as described below) and an additional executive officer, as .60% of 2006 EBITDA reported by the Company. The total funding value is equivalent to the cumulative maximum bonus available to such officers under the Incentive Plan. The maximum bonus available to the Named Officers as a percentage of the bonus pool was as follows: Mr. Bollenbach—50%; Mr. La Forgia—10%; Mr. Hart—18%; and Ms. Kleiner—10%. Under the

Incentive Plan, the bonus paid to each Named Officer may not exceed the percentage of the available bonus pool allocated to such Named Officer.

Since Mr. Carter did not join the Company until the HI Acquisition, the Committee established a separate bonus pool for Mr. Carter with a maximum available award equal to 0.075% of EBITDA reported by the Company for the period from April 1, 2006 through December 31, 2006.

Pursuant to the Incentive Plan, the Committee uses scorecard metrics to guide the exercise of downward discretion in approving the bonus amounts to each of the Named Officers. The threshold level of performance needed to fund bonus awards was established at 85% of budgeted EBITDA for the relevant 2006 period for both bonus pools in order to allow the Committee flexibility in funding while providing the ability to adjust bonuses downward in order to be in line with actual performance achieved.

On March 21, 2007, the Committee established the 2007 funding performance goal under the Incentive Plan as the achievement by the Company of at least 85% of budgeted EBITDA for 2007. For 2007, the Committee established the total amount of the bonus pool available to the Named Officers and an additional executive officer as .60% of 2007 EBITDA reported by the Company. The maximum bonus available to each of the Named Officers as a percentage of the 2007 bonus pool is as follows:  Mr. Bollenbach—34%; Mr. La Forgia—11%; Mr. Hart—20%; Mr. Carter—12%; and Ms. Kleiner—11%.

Scorecard Performance Measures

In order to assess individual officer performance under the Incentive Plan, the Company uses scorecards that measure results at the corporate, business unit and individual level. Weighting of the particular measures is based on the officer level, with the highest weighting on overall corporate performance at the CEO level. The business unit and individual goals for the Named Officers are reviewed and approved by the Committee.

For all officers, the corporate performance measure is annual earnings per share. This measure has been selected because it represents the final earnings available to stockholders after the impact of all operating results, depreciation and amortization, interest expense and taxes. The Company has also found that annual earnings per share is a strong indicator of stock price performance for the Company and its performance peers historically.

Business unit measures under the Incentive Plan are tailored to the specific officer. The particular measures used are related to the officer’s area of control and influence. For example, measures utilized for the Chief Financial Officer include the divestiture of certain properties associated with the HI Acquisition and reduction of Company debt levels. As another example, the EVP and General Counsel is also measured by the divestiture of assets associated with the HI Acquisition, as well as implementing ethics and compliance initiatives.

The individual strategic measures are also specific to particular roles. The Board creates the overall strategic direction for the Company and establishes individual strategic objectives for the CEO. Individual and strategic goals for the other Named Officers are then established to support the overall Company goals, but tailored to the officer’s area of control. For example, a major goal for the Company in 2006 was the integration of Hilton International. In support of this objective, the Chief Financial Officer had an individual goal of integrating the Company’s accounting systems. The EVP and General Counsel had individual goals of integrating legal teams and processes. Individual goals for other Named Officers reflect comparable initiatives.

Reward Opportunity and Allocation Process

Results of the individual performance assessments are used by the Committee to guide their exercise of downward discretion in approving bonuses to the Named Officers under the bonus pools. Under the bonus scorecards, the individual Named Officers are eligible to receive up to 150% of their target bonus opportunity at maximum performance, except for the CEO who is eligible for up to 200% of target as defined in his employment agreement. The Named Officers are eligible to receive the following cash payments under their bonus scorecards, as a percentage of base salary at the threshold and target levels of achievement: Mr. Bollenbach: 50% threshold and 100% target; Mr. Hart: 45% threshold and 90% target; Mr. Carter: 30% threshold and 60% target; and Mr. La Forgia and Ms. Kleiner: 37.5% threshold and 75% target.

Bonus Payments

On January 17, 2007, the Committee certified that the performance goals for 2006 were achieved, and exercised downward discretion from the available bonus pools to approve payments to the Named Officers as set forth under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table below. For 2006, total bonus payments represented approximately 51% of the available bonus pool for the Named Officers (other than Mr. Carter) and an additional executive officer, and approximately 63% of the available bonus pool for Mr. Carter. None of these bonus payments exceeded the applicable maximum percentage of the available bonus pool for any executive officer.

On March 15, 2006, the Committee also approved bonus payments for certain officers in recognition of their efforts in completing the HI Acquisition. Two of the Company’s Named Officers received such bonuses in the following amounts: Mr. La Forgia—$600,000; and Ms. Kleiner—$500,000. These bonuses were in addition to the normal annual incentive awards.

Goal Setting

The specific Incentive Plan performance goals are proposed by management and reviewed and approved by the Committee at the March Committee meeting held each year. This process ensures that management is engaged and committed to the performance management program, while allowing the Committee to ensure that the targets are in line with stockholder expectations. The process includes the annual earnings per share goals and performance ranges for the corporate measures. In addition, the Committee reviews the performance measures included in the business unit and individual portions of the Named Officers’ performance scorecards.

Long-Term Incentive Program

Prior to 2004, the Company’s long-term incentive program for executive officers consisted of grants of stock options and stock units under the Company’s Supplemental Retirement and Retention Plan (the “SRRP”). In conjunction with the adoption in 2004 of the 2004 Omnibus Equity Compensation Plan (the “Equity Compensation Plan”), the Committee engaged Mercer Human Resource Consulting, an independent compensation consultant (“Mercer”), to review the Company’s long-term incentive compensation practices. Based upon this review, the Committee determined that PSUs and RSUs were an effective way to encourage grantees to focus on and contribute to increasing value for the Company’s stockholders, and that these awards should be a significant part of the Company’s long-term incentive compensation program pursuant to the Equity Compensation Plan. The Committee’s decision to de-emphasize stock option grants was partly the result of anticipated changes in accounting rules relating to the recognition of compensation expense for employee stock options. Accordingly, the Committee has approved the use of RSUs and PSUs as a significant portion of long-term incentive compensation awarded to the Company’s Named Officers, senior officers and certain employees since 2004. The size of individual long-term incentive grants is based upon Company performance, individual performance, competitive market practices and grant size in prior years.

In 2006 and 2007, the Company’s long-term incentive program included grants of stock options, PSUs and RSUs under the Equity Compensation Plan. In addition, the Company provided its Named Officers (other than Mr. Carter) with a 2006 Special Grant in recognition of changes in the business due to the HI Acquisition, as described below. Stock option grants comprised approximately 25% of the long-term incentive grants in 2006 and 2007. These stock option grants were designed to provide a longer term (ten year) incentive window than is used under the RSU and PSU grants.

Vehicle Mix

The 2006 target equity grant value mix for the Named Officers, except for the CEO, is approximately 50% RSUs, 25% PSUs and 25% stock options. The Company has selected this program to provide alignment with stockholders through a focus on stock price improvement and to provide an incentive to deliver strong operating performance and stockholder value. The balance of RSUs, PSUs and stock options is intended to provide a strong performance incentive, while also serving a retention purpose for senior talent. Pursuant to his employment agreement, the CEO generally receives a fixed number of stock options and PSUs, the value of which is approximately 67% stock options and 33% PSUs. In 2006, as a result of certain actions taken by the Committee with respect to equity grants, Mr. Bollenbach received a mix of stock options, PSUs and RSUs (see “2006 Equity Grants,” “Adjustments to 2005 PSU Grants” and “2006 Special Grants” below). Mr. Carter received a 2006 grant mix of 37,500 stock options, 125,000 shares of restricted stock, 25,000 RSUs and a target amount of 12,500 PSUs pursuant to his employment agreement.

Grant Timing

The Committee has historically approved equity-based grants at its regularly scheduled meeting held in January of each year. The date of this January Committee meeting is scheduled along with the Board meeting and meetings of other Committees not later than May of the prior year. Management of the Company does not influence the timing of grants of equity-based compensation or the scheduling of Board and Committee meetings. The Committee believes that this process of approving grants of equity-based compensation at the January Committee meeting scheduled well in advance each year has been an effective way to remove discretion from the timing of grants.

Stock Options

Stock options represent the right of the recipient to receive shares of the Company’s common stock upon the exercise of the option on a one-for-one basis. Stock options generally vest in equal annual installments over three or four years following grant and expire ten years after grant if not exercised. The Company grants all stock options with exercise prices of not less than 100% of fair market value of the Company’s common stock at the time of grant.

Pursuant to the Equity Compensation Plan, prior to September 14, 2006, the fair market value for purposes of setting the exercise price of stock option grants (and other purposes under the Equity Compensation Plan) was based on the average of the high and low sale prices of the Company’s common stock on the date of grant. Effective September 14, 2006, the Company’s Board of Directors approved an amendment to the definition of fair market value under the Equity Compensation Plan which changed the definition of fair market value to equal the closing price of the common stock on the date of grant.

The value of stock options is directly tied to the Company’s stock price, thereby closely aligning the financial interests of option holders and stockholders. The vesting restrictions are intended to encourage retention, while the ten-year term is intended to reflect the long-term value creation timeframe inherent in many of the Company’s long-term business investment decisions. The Committee believes that the use of stock options provides a longer term incentive window that is appropriate to encourage retention and for measuring the success of the HI Acquisition.

Performance Share Units (PSUs)

In 2004, the Company began granting PSUs to its executive officers. PSUs represent the right of the recipient to receive a target number of shares of the Company’s common stock if specified performance goals are met. Performance is measured over a three-year period following grant, with cliff vesting at the end of the performance period. The actual number of shares earned depends on performance achieved, and can be from 0% to 150% of the target amount depending upon the actual level of achievement relative to the goals established by the Committee. PSUs are intended to qualify as “performance based” compensation for purposes of Section 162(m) of the Internal Revenue Code. See “Supplementary Compensation Policies—Compliance with Section 162(m) of the Internal Revenue Code” below.

The performance measure used in the 2004 PSU grant cycle was the Company’s total stockholder return (the value of the increase in stock price over the performance period plus the dividends provided to stockholders) relative to a market-capitalization weighted index of the Company’s hotel industry performance peers (see “Peer Groups” above). The Committee selected this measure because it believed it would provide an assessment of Company specific performance and minimize the impact of macro-economic factors that are affecting the industry as a whole. The total stockholder return performance of the Company’s peers is market-capitalization weighted in order to recognize that the Company has few comparably sized peers, and the Committee did not want to over emphasize the performance of the smaller companies. On January 17, 2007, the Committee determined that the total stockholder return performance goal established for the 2004 PSU grants to the Named Officers was achieved at 75% of the “target” level of performance. The Committee determined that the “threshold” performance level had been exceeded and the “maximum” performance level had not been attained. Accordingly, the Named Officers who had been granted PSUs in 2004 vested in the following number of shares on January 17, 2007: Mr. La Forgia—8,658 shares; Mr. Hart—28,247 shares; and Ms. Kleiner—11,905 shares.

In 2005, 2006 and 2007, the Committee used additional operating measures for the PSUs, including total Company EBITDA margin (earnings before interest, tax, depreciation and amortization, divided by sales) and return on total capital (EBITDA divided by total average assets). These measures were introduced to provide a focus on internal operating efficiency with tangible and specific measures, and not solely a stock-based performance measure. The Committee believes that the total Company EBITDA margin and return on total capital results are linked to stockholder value creation and provide the executives with clear areas of operating emphasis. The target grant value weighting was spread equally among the three measures in 2005. For 2006 and 2007, the PSU measures are 50% total Company EBITDA margin and 50% return on total capital.

The Committee establishes performance goals for PSU grants not later than March 31 of each year. The performance targets for the PSUs are proposed by management and reviewed and approved by the Committee. The Committee receives input from its executive compensation consultants, Mercer, with respect to the establishment of performance goals for PSUs. Key considerations in the target assessment process include alignment with Company budgets, historical performance, peer performance levels, market expectations and the ranges around target performance.

Restricted Stock Units (RSUs)

The Company has granted its officers RSUs since 2004 in order to encourage retention and provide alignment with stockholders. RSUs represent the right to receive shares of the Company’s common stock on a one-for-one basis, subject to vesting periods which are generally three or four years. The value of RSUs granted under the Equity Compensation Plan is directly tied to the value of the Company’s stock price, thereby ensuring that the financial interests of grantees and stockholders are closely aligned.

2006 Equity Grants

Pursuant to the Equity Compensation Plan, on January 18, 2006, the Committee approved the following grants by the Company of both RSU’s and an identical target number of PSUs to the following

Named Officers: Mr. La Forgia—22,517 units; Mr. Hart—52,200 units; and Ms. Kleiner—24,181 units. Pursuant to Mr. Bollenbach’s employment agreement, on January 18, 2006 he received a grant of a target number of 140,000 PSUs and a grant of 400,000 stock options at the fair market value exercise price of $24.425 per share, which vest on December 31, 2007. The RSUs vest in equal annual installments over four years. The 2006 PSU grants have a performance and vesting period ending on December 31, 2008. All PSU grants under the Equity Compensation Plan are payable from 0% to 150% of the target amount depending upon the level of achievement of performance goals established by the Committee.

On March 31, 2006, the Committee established two equally weighted performance goals for the 2006 PSU grants based on total Company EBITDA margin and Company return on total capital. On March 31, 2006, the Compensation Committee adjusted the 2006 PSU grants for all recipients as follows:

•       reduced the target number of PSUs that had been granted to each recipient on January 18, 2006 by 50%; and

•       provided each recipient with a nonqualified stock option grant under the Equity Compensation Plan at a fair market value exercise price of $25.525, which vests in three equal annual installments on January 5 of each of 2007, 2008 and 2009.

Stock options were granted to the Named Officers because the Committee felt that the ten-year term of the options better reflects the long-term value creation opportunity in the HI Acquisition. On March 31, 2006, the Named Officers received stock option grants to acquire the following number of shares of common stock: Mr. Bollenbach—210,000 shares; Mr. La Forgia—33,776 shares; Mr. Hart—78,300 shares; and Ms. Kleiner—36,272 shares.

Pursuant to Mr. Carter’s employment agreement, dated as of March 10, 2006, the Company made the following equity grants to Mr. Carter on March 15, 2006: (i) 25,000 RSUs which vest in four equal annual installments commencing January 5, 2007; and (ii) 125,000 shares of restricted stock, which vest 12,500 shares in 2007, 25,000 shares in 2008, 37,500 shares in 2009 and 50,000 shares in 2010. Mr. Carter and the Company have agreed to conform Mr. Carter’s 2006 PSU grant to actions taken by the Committee in March 2006 with respect to other executive officers. Accordingly, Mr. Carter was awarded the following grants on March 31, 2006 in lieu of the grant of 25,000 PSUs provided in his employment agreement: (i) 12,500 PSUs with a performance and vesting period ending on December 31, 2008; and (ii) 37,500 stock options with a fair market value exercise price of $25.525, which vest in three equal annual installments on January 5 of each of 2007, 2008 and 2009.

Adjustments to 2005 PSU Grants

On March 31, 2006, the Committee determined that, in light of the HI Acquisition, the performance goals established for the PSUs originally granted in 2005 (the “Original 2005 PSUs”) were no longer appropriate. The primary rationale for this determination was that the Original 2005 PSU measures did not take into account the impact of the HI Acquisition on the performance of the combined Company. The relative total stockholder return measure assessed share price performance over a three-year cycle, with two years remaining in the 2005 grant cycle. The Committee believes that the HI Acquisition is expected to generate more significant value over a longer term than the remaining two years in the cycle. The total Company EBITDA margin and return on total capital performance goals for the Original 2005 PSUs were based on the original Company business forecast, and reflected the expected mix of owned, franchised and managed properties. The business mix of the acquired entity does not match the pre-acquisition Company mix, making performance assessments against specific total Company EBITDA margin and return on total capital measures inappropriate. Accordingly, on March 31, 2006, the Committee approved new grants under the Equity Compensation Plan described below under “2006 Special Grants.”

2006 Special Grants

Based on the need to adjust the Original 2005 PSUs, the Committee approved the issuance of the 2006 Special Grants. The intent of the 2006 Special Grants was to provide rewards for operating performance achieved in 2005, while encouraging retention and alignment between compensation incentives and the performance of the combined Company on a go-forward basis. The 2006 Special Grants consisted of PSUs, RSUs and stock options to all of the recipients of the Original 2005 PSUs and included several key characteristics:

•       provided more tangible value from the total Company EBITDA margin and return on total capital achieved during the first year of the three-year performance cycle for the Original 2005 PSUs by granting two-year, cliff vesting RSUs;

•       provided new grants of stock options and PSUs equal to the remaining two-year target grant value of the Original 2005 PSUs;

•       measured go-forward PSUs based on return on total capital (50%) and total Company EBITDA margin (50%) over 2006 to 2007 (and eliminated use of relative total stockholder return due to longer-term value creation from the HI Acquisition); and

•       granted stock options which will vest on January 5, 2008, consistent with the remaining time frame under existing PSUs.

On March 31, 2006, the Committee approved the following 2006 Special Grants to the Named Officers:

•       grants of RSUs which vest in full on January 5, 2008: Mr. Bollenbach—46,667 RSUs; Mr. La Forgia—3,755 RSUs; Mr. Hart—9,764 RSUs; and Ms. Kleiner—4,131 RSUs.

•       grants of a target number of PSUs with a performance and vesting period ending on December 31, 2007: Mr. Bollenbach—46,667 PSUs; Mr. La Forgia—3,755 PSUs; Mr. Hart—9,764 PSUs; and Ms. Kleiner—4,131 PSUs.

•       grants of stock options to acquire the following number of shares of the Company’s common stock, which vest in full on January 5, 2008 and have a fair market value exercise price of $25.525: Mr. Bollenbach—140,000 shares; Mr. La Forgia—11,266 shares; Mr. Hart—29,292 shares; and Ms. Kleiner—12,392 shares.

Following the December 31, 2007 simultaneous close of the performance periods for both the Original 2005 PSUs and the PSU portion of the 2006 Special Grants, the Committee will assess the Company’s overall performance in relation to the performance objectives established for the Original 2005 PSUs and the PSU portion of the 2006 Special Grants and the individual performance of each holder of those units and determine what payment is warranted based on such performance. The Committee believes that the amount payable with respect to the Original 2005 PSUs based on actual performance will be minimal or zero at the end of the full performance period. However, in the unlikely event that any amount becomes payable with respect to the Original 2005 PSUs, the Committee may nevertheless exercise its discretionary authority under the Original 2005 PSUs and the PSU portion of the 2006 Special Grants to reduce the amount payable thereunder so that the total compensation paid to each holder reflects the Committee’s intent with regard to appropriate pay-for-performance under both grants and remains fair and reasonable in light of both Company and individual performance over the period.

2007 Equity Grants

The Committee determined that, in light of the HI Acquisition, 2007 long-term incentive grants for the Named Officers would consist of a combination of RSUs, PSUs and stock options in order to encourage retention and measure the performance of the new combined Company over periods ranging from two to ten years. Accordingly, on January 17, 2007, the Committee approved the following grants of RSUs, a target number of PSUs and stock options to the Named Officers: Mr. Bollenbach—70,000 PSUs and 210,000 options; Mr. La Forgia—15,611 RSUs, 7,805 PSUs and 23,417 options; Mr. Hart—36,190

PSUs and 108,572 options; Mr. Carter—17,066 RSUs, 8,533 PSUs and 25,599 options; and Ms. Kleiner—14,902 RSUs, 7,451 PSUs and 22,353 options. The RSUs vest in equal annual installments over four years. The PSUs have a performance and vesting period ending on December 31, 2009 and are payable from 0% to 150% of the target amount depending upon the level of achievement of performance goals established by the Committee. The Committee established two equally weighted performance goals for the 2007 PSU grants based on total Company EBITDA margin and Company return on total capital. The stock options have a fair market value exercise price of $35.23 and vest in three equal annual installments on January 5 of each of 2008, 2009 and 2010.

Other Benefits

Deferred Compensation

As described under “Nonqualified Deferred Compensation” below, the Named Officers are entitled to participate in the Company’s Executive Deferred Compensation Plan (the “EDCP”). Under the EDCP, the Company’s officers are able to voluntarily defer up to 100% of base salary and bonus compensation and the Company matches 50% of the first 10% of such salary and bonus deferred in any year. The EDCP is intended to allow the Company’s officers to receive compensation in a tax-efficient manner and is a competitive market practice for the Company’s peers with which it competes for talent. In addition, the Committee considers the ability of executives to contribute compensation under the EDCP to be an important means to ensure compliance by the Company with the deduction limits provided under Section 162(m) of the Internal Revenue Code. See “Supplementary Compensation Policies—Compliance with Section 162(m) of the Internal Revenue Code” below.

Pension Benefits

As described under “Pension Benefits” below, the Company amended its retirement plans to provide that employees earn no further benefits after December 31, 1996. Mr. Carter participates in a U.K. based retirement plan which the Company has administered since the HI Acquisition. It is the Committee’s perspective that rewards provided should be more closely linked to performance achieved and the Committee has thereby chosen to emphasize incentive opportunities over pensions. The Committee considers the absence of an ongoing domestic retirement plan in its overall consideration of compensation for the Named Officers.

Change of Control Agreements

In order to encourage retention of management and provide the executive officers reasonable assurance of a long-term employment opportunity, to enable them to have a balanced perspective in making overall business decisions, and to be competitive with overall market practices, the Company has entered into change of control agreements with Messrs. La Forgia and Hart and Ms. Kleiner. Mr. Bollenbach has change of control provisions in his employment agreement. See “Potential Payments Upon Termination or Change-in-Control—Control Agreements” below for additional information.

Employment Agreements

The only Named Officers with employment agreements with the Company are Messrs. Bollenbach and Carter. The employment agreements are described under “Employment Agreements” following the Summary Compensation Table below. The Committee believes that the compensation provisions contained in the employment agreements with Messrs. Bollenbach and Carter are necessary to secure their employment, are consistent with the competitive market in which the Company competes for executive talent and are in the best interests of the Company and its stockholders.

Additional Benefits

The Company provides its Named Officers with several additional benefits. These benefits are intended to provide the Named Officers with a competitive level of rewards. Specific benefits provided are as follows, with more detail outlined in the “All Other Compensation” column and footnotes to the Summary Compensation Table:

•       use of a Company vehicle;

•       Company matching of contributions under a 401(k) Savings Plan;

•       dividend equivalents relating to stock units granted by the Company; and

•  financial planning services.

The Named Officers are entitled to use of a Company vehicle over successive four-year periods. At the end of each four-year period, the Named Officer is entitled to keep the vehicle and begin use of another Company vehicle for a four-year period.

The CEO is entitled to use the Company aircraft for personal purposes. It is the Committee’s perspective that Company aircraft use is beneficial to the Company due to the efficiencies gained in travel throughout the Company’s global operations. The aggregate incremental cost to the Company for the portion of aircraft use that is personal is set forth in the “All Other Compensation” column and footnotes to the Summary Compensation Table below.

Supplementary Compensation Policies

The Company uses several additional policies to ensure that its overall compensation structure is responsive to stockholder interests and competitive with the market. Specific policies include:

Stock Ownership Guidelines

The Company has stock ownership guidelines for the Named Officers and certain other senior officers. The guidelines require such persons to own stock or have outstanding grants of stock units with a market value equal to not less than such person’s annual salary within a four-year period. The Committee believes that such guidelines provide a means to ensure continued stock ownership by management and closely align the financial interests of management and the Company’s stockholders. See “Corporate Governance Information—Stock Ownership Guidelines” above.

Compliance with Section 162(m) of the Internal Revenue Code

Federal income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, stock-based awards, stock option exercises and nonqualified benefits) for certain executive officers exceeds $1,000,000 in any year. Under Section 162(m) of the Internal Revenue Code, the deduction limit does not apply to “performance based” payments. “Performance based” compensation payments must be made from a plan administered by a committee of outside directors and be based upon achieving objective performance goals. Additionally, the material plan terms must be approved by stockholders and the committee must certify that the performance goals were achieved before payments are awarded.

The Committee administers the Company’s compensation programs to conform with Section 162(m) so that the total compensation paid to any covered executive officer will not exceed $1,000,000 in any one year, unless payments in excess of $1,000,000 qualify as “performance based,” are deferred or are required for sound management. The Named Officers and other officers are able to defer up to 100% of their salary and bonus under the EDCP. The SRRP gives participants the right to elect to receive a distribution of common stock under limited circumstances during their employment, which could result in total annual compensation received by an executive officer exceeding the $1,000,000 deduction limit under Section 162(m). To date, none of the Company’s executive officers have made such an election under the SRRP.

The following Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically requests that the information be treated as soliciting material or incorporates such Report by reference therein.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based upon such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for the Company’s 2007 annual meeting of stockholders.

A. Steven Crown (Chair)

Barbara Bell Coleman

John L. Notter

Donna F. Tuttle

Peter V. Ueberroth

SUMMARY COMPENSATION TABLE

The following table sets forth compensation information for the Company’s Named Officers for services rendered to the Company for the year ended December 31, 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Stephen F. Bollenbach	2006	1,000,000	137,830	(1)	2,201,900	6,518,347	2,000,000	2,826	(2)	368,464	(3)	12,229,367
Co-Chairman of the Board and Chief Executive Officer
Robert M. La Forgia	2006	550,000	600,000	(4)	568,945	202,559	681,975	—		135,027	(5)	2,738,506
Executive Vice President and Chief Financial Officer
Matthew J. Hart	2006	850,000	—		1,475,923	509,865	1,426,131	—		157,092	(6)	4,419,011
President and Chief Operating Officer
Ian R. Carter(7)	2006	693,096	2,213,447	(8)	1,406,137	131,726	671,090	88,948	(9)	180,225	(10)	5,384,669
Executive Vice President and Chief Executive Officer—Hilton International Co.
Madeleine A. Kleiner	2006	525,000	500,000	(11)	650,685	247,703	724,608	—		105,183	(12)	2,753,179
Executive Vice President, General Counsel and Corporate Secretary

       (1) Represents a special bonus relating to the termination of a split-dollar life insurance policy, which bonus was deferred by Mr. Bollenbach pursuant to his employment agreement. See “Employment Agreements—Employment Agreement with Mr. Bollenbach” below.

       (2) Represents increase in pension value under the Supplemental Executive Retirement Plan from December 31, 2005 to December 31, 2006.

       (3) Includes (i) $142,000 in Company matching contributions under the EDCP; (ii) $8,800 in Company matching contributions under the 401(k) Savings Plan; (iii) $116,296 in dividend equivalents relating to stock units granted pursuant to Mr. Bollenbach’s employment agreement; (iv) $94,238 attributed to personal use of Company aircraft pursuant to Mr. Bollenbach’s employment agreement, based upon the aggregate incremental cost to the Company; (v) $3,930 attributed to the use of a Company vehicle; and (vi) $3,200 for financial planning services.

       (4) Represents a special bonus paid to Mr. La Forgia in March 2006 in recognition of his efforts in completing the HI Acquisition.

       (5) Includes (i) $76,250 in Company matching contributions under the EDCP; (ii) $8,800 in Company matching contributions under the 401(k) Savings Plan; (iii) $20,086 in dividend equivalents relating to stock units under the SRRP; (iv) $29,652 attributed to the use of a Company vehicle; and (v) $239 for financial planning services.

       (6) Includes $80,940 in Company matching contributions under the EDCP; (i) $8,800 in Company matching contributions under the 401(k) Savings Plan; (iii) $51,326 in dividend equivalents relating to stock units under the SRRP; (iv) $12,826 attributed to the use of a Company vehicle; and (v) $3,200 for financial planning services.

       (7) Mr. Carter’s employment agreement provides that he is paid in British pounds. This table includes amounts paid to Mr. Carter since the date of the HI Acquisition (February 23, 2006) and all amounts have been converted into U.S. dollar equivalent amounts based upon the dollars to pounds exchange rate of 1.9589 to one on December 31, 2006.

       (8) Includes (i) $553,362 for a one-time cash signing bonus paid in March 2006 and (ii) $1,660,085 paid in March 2006 as an installment payment of a transaction closing cash award, both pursuant to Mr. Carter’s employment agreement.

       (9) Represents increase in pension value under the Hilton UK Pension Plan from February 23, 2006 (date of the HI Acquisition) to December 31, 2006.

(10) Includes (i) $116,788 in cash in lieu of an executive pension contribution under Mr. Carter’s employment agreement; (ii) $39,926 in contributions by the Company under a UK retirement plan; and (iii) $23,511 attributed to the use of a Company vehicle.

(11) Represents a special bonus paid to Ms. Kleiner in March 2006 in recognition of her efforts in completing the HI Acquisition.

(12) Includes (i) $72,300 in Company matching contributions under the EDCP; (ii) $8,800 in Company matching contributions under the 401(k) Savings Plan; (iii) $8,873 in dividend equivalents relating to stock units under the SRRP; (iv) $12,805 attributed to the use of a Company vehicle; and (v) $2,405 for financial planning services.

In the Summary Compensation Table above, aggregate deferrals by each of the Named Officers of amounts included in the “Salary”, “Bonus” and “Non-Equity Incentive Plan Compensation” columns are disclosed under “Nonqualified Deferred Compensation” below. Amounts under the “Stock Awards” and “Option Awards” columns were calculated pursuant to FAS 123(R), “Share-Based Payment,” issued by the Financial Accounting Standards Board. Amounts under the “Non-Equity Incentive Plan Compensation” column reflect bonuses earned in 2006 which were paid in January 2007 under the Incentive Plan.

Employment Agreements

The Company has entered into employment agreements with two Named Officers, Messrs. Bollenbach and Carter. A description of these employment agreements follows.

Employment Agreement with Mr. Bollenbach

The Company hired Stephen F. Bollenbach as President and Chief Executive Officer in February 1996, and entered into an employment agreement with him at that time which has been subsequently amended at various times (as amended, the “Employment Agreement”). The most recent amendment to the Employment Agreement on January 18, 2007 revised certain provisions of the prior agreement which had provided for a five-year consultancy by Mr. Bollenbach to the Company commencing on January 1, 2008.

The Employment Agreement provides for a term of employment of Mr. Bollenbach beginning on January 1, 2005 and ending on December 31, 2010 (the “Employment Period”), unless earlier terminated. The Employment Agreement provides that Mr. Bollenbach will continue to serve as Chief Executive Officer until December 31, 2007, and will thereafter serve as Co-Chairman of the Board of Directors until December 31, 2010. During the period from January 1, 2008 until December 31, 2010, Mr. Bollenbach will continue to work in an executive-employee capacity with the Company, including involvement in the Company’s international efforts and providing assistance to the Company’s Chief Executive Officer and Board of Directors on long-term planning, strategic oversight and significant financial matters. The Employment Agreement further provides that Mr. Bollenbach will serve as a consultant to the Company from January 1, 2011 until December 31, 2012. The Employment Agreement provides that the Company will continue to nominate Mr. Bollenbach for election to the Board of Directors until he ceases to be a director at the Company’s annual meeting of stockholders in May 2011, and Mr. Bollenbach will retain the Co-Chairman role while a member of the Board of Directors.

For the period through December 31, 2007, the Employment Agreement establishes a minimum annual base salary for Mr. Bollenbach of $1,000,000 and targets an annual bonus opportunity of 100% of base salary, with a maximum bonus opportunity of 200% of base salary. Mr. Bollenbach’s bonus opportunity depends upon the achievement by the Company of performance goals established by the Compensation Committee. To the extent that Mr. Bollenbach’s total compensation (salary and bonus) in any year exceeds $1,000,000 as determined under Section 162(m) of the Internal Revenue Code, the excess amount will be deferred and paid to Mr. Bollenbach when the Company is no longer subject to the Federal income tax deduction limits imposed by Section 162(m).

Pursuant to the Employment Agreement and in connection with the termination of the split-dollar life insurance policy described below, Mr. Bollenbach was awarded a one-time cash signing bonus of $193,194 in January 2005 and a special cash bonus of $137,830 in each of January 2005, 2006 and 2007. Mr. Bollenbach will also receive a special cash bonus of $137,830 in January 2008 and 2009, regardless of whether he is an employee of or consultant to the Company on such dates.

As described above under “Compensation Discussion and Analysis—Annual Incentive Plan,” the Compensation Committee established the 2006 performance goal for the eligibility of the Company’s executive officers, including Mr. Bollenbach, for bonus awards under the Incentive Plan. On January 17, 2007, the Committee certified that the performance goal was achieved and approved a bonus to Mr. Bollenbach of $2,000,000. Mr. Bollenbach’s bonus constituted 19% of the total bonus pool available to the Named Officers (except for Mr. Carter) and an additional executive officer under the Incentive Plan. The total amount of bonuses paid to Mr. Bollenbach in January 2007 for fiscal year 2006 of $2,137,830, when added to his 2006 salary of $1,000,000, totaled $3,137,830. Pursuant to the Employment Agreement, the $137,830 special bonus was deferred since the amount would not otherwise be deductible by the Company pursuant to Section 162(m) of the Internal Revenue Code. The Employment Agreement provides that any amount of bonus deferred is credited, from the date it would otherwise have been paid to the date the deferred amounts are paid, with interest at a floating rate equal to a prime lending rate. The Employment Agreement also provides that Mr. Bollenbach may elect to have such deferred compensation invested in phantom shares of the Company’s common stock, plus dividends and distributions paid by the Company on the underlying shares of common stock, on a book entry account basis. As of December 31, 2006, Mr. Bollenbach’s deferred account consisted of $380,861 in cash and 158,311 phantom shares. The phantom shares in Mr. Bollenbach’s account had an equivalent cash value of $5,525,054 based upon the closing price of the Company’s common stock of $34.90 on December 31, 2006. See “Potential Payments Upon Termination or Change-In-Control—Vested Benefits—Deferred Compensation” below.

The Employment Agreement provides that Mr. Bollenbach is eligible to receive annual grants of 400,000 stock options and 140,000 PSUs through 2007, subject to Mr. Bollenbach’s continued employment on such grant dates. These stock option grants become exercisable upon the earlier of: (i) December 31, 2007 and (ii) termination of Mr. Bollenbach’s employment without cause, or due to his death or disability, his resignation for good reason, or upon a change of control of the Company, but in any case only if Mr. Bollenbach is continuously employed through the earlier of such dates. On March 31, 2006, the Committee approved an amendment to the Employment Agreement to enable the Committee to conform Mr. Bollenbach’s grants to actions taken by the Committee with respect to the other Named Officers, including actions taken with respect to the Original 2005 PSUs and 2006 Special Grants. Equity grants made to Mr. Bollenbach by the Company in 2006 and 2007 pursuant to the Employment Agreement are described under “Compensation Discussion and Analysis—Long-Term Incentive Program” above.

The Employment Agreement provides for the termination of the split-dollar arrangement on a $10 million face amount, last to die, variable life insurance policy on the lives of Mr. Bollenbach and his spouse (the “Supplemental Policy”) provided for under his previous employment agreement. The Company withdrew from the Supplemental Policy the maximum amount that could be withdrawn without incurring any surrender charges or terminating the Supplemental Policy. Mr. Bollenbach has paid to the Company the cash surrender value that remained in the Supplemental Policy. The split-dollar arrangement was terminated on the withdrawal date, with the effect that: (i) the Company released its collateral interest in the cash surrender value of the Supplemental Policy; (ii) the Company has no obligation to make any premium contributions to the Supplemental Policy; and (iii) Mr. Bollenbach has unfettered ownership interest in the Supplemental Policy.

The Employment Agreement continues the terms of Mr. Bollenbach’s supplemental retirement benefit in the form of a phantom interest in 700,000 shares of the Company’s common stock, payable to Mr. Bollenbach upon his retirement in shares of common stock plus any dividends and distributions paid by the Company on the underlying shares of common stock. Mr. Bollenbach is 100% vested in such phantom interest, which vested over a five-year period. As of December 31, 2006, Mr. Bollenbach had a phantom interest in 729,254 shares of the Company’s common stock relating to this benefit, which had an equivalent cash value of $25,450,965 based upon the closing price of the common stock of $34.90 on December 31, 2006. To the extent the value of such shares of the Company’s common stock increases or decreases, the retirement benefit will also increase or decrease. See “Option Exercises and Stock Vested” below.

The Employment Agreement provides that Mr. Bollenbach will be paid $116,667 per month from January 1, 2008 through December 31, 2008, $89,584 per month from January 1, 2009 through December 31, 2009 and $62,500 per month from January 1, 2010 through December 31, 2010. During this period, Mr. Bollenbach will continue to be entitled to medical insurance, 401(k), deferred compensation and similar employee benefits, and he will have access to the Company’s aircraft for all business use as approved by the Company’s then current Chief Executive Officer and, when authorized by the CEO, for personal use as well. However, use of aircraft for personal purposes would require Mr. Bollenbach to reimburse the Company for the cost of the personal usage. Mr. Bollenbach will also be entitled to an office, a personal assistant and expense reimbursement in accordance with the Company’s standard procedures.

For the period from January 1, 2011 until December 31, 2012, Mr. Bollenbach will serve as a consultant to the Company and not as an employee. Mr. Bollenbach will generally no longer be entitled to employee benefits and will not have access to the Company’s aircraft for personal purposes after December 31, 2010. Mr. Bollenbach’s consulting fee will be $37,500 per month for the five months ending May 31, 2011 and $29,167 per month for the balance of the consulting period. The Company will reimburse Mr. Bollenbach for the cost of health care continuation coverage under COBRA. During this period, Mr. Bollenbach will be entitled to an office, a personal assistant and expense reimbursement in accordance with the Company’s standard procedures.

For information regarding the terms of the Employment Agreement relating to potential payments to Mr. Bollenbach upon termination of service or a change of control of the Company, see “Potential Payments Upon Termination or Change-In-Control—Mr. Bollenbach’s Employment Agreement” below.

Employment Agreement with Mr. Carter

On March 10, 2006, the Company, through its wholly owned subsidiary Hilton U.K. Hotels Limited (the “Employer”), entered into an employment agreement with Ian R. Carter (the “Employment Agreement”). The Employment Agreement provides that Mr. Carter will serve as Chief Executive Officer of Hilton International Co., a wholly owned subsidiary of the Company, and as an Executive Vice President of the Company. The Employment Agreement provides that Mr. Carter will report to the President and Chief Operating Officer of the Company and his principal business location will be the Hilton International headquarters at Maple Court, Watford, United Kingdom. The Employment Agreement will terminate on the last day of the month during which Mr. Carter attains the age of 65, unless it is earlier terminated by reason of Mr. Carter’s death, disability, termination for cause, or the service of notice by either party. The Employment Agreement is terminable by either Mr. Carter or the Employer upon not less than 12 months’ notice, or by the Employer by making a payment to Mr. Carter in lieu of notice equal to his annual salary, annual minimum bonus and other benefits. Any severance paid to Mr. Carter will be consistent with the Company’s policy on severance benefits which prohibits the payment of certain severance benefits exceeding 2.99 times annual salary plus bonus, unless approved by the Company’s stockholders (see “Corporate Governance Information—Policy on Severance Agreements with Executives” above).

The Employment Agreement provides that Mr. Carter is paid in British pounds. The compensation of Mr. Carter reflected throughout this proxy statement is shown in U.S. dollars based upon the dollars to pounds exchange rate of 1.9589 to one on December 31, 2006. The Employment Agreement provides for (i) a one-time cash signing bonus of $553,362 which was paid in March 2006, and (ii) acknowledges Mr. Carter’s previously earned right to a transaction closing cash award of $9,296,475, of which Mr. Carter was paid $1,660,085 in March 2006 and $2,545,463 in February 2007, with the balance payable in two annual payments of $2,545,463 in February 2008 and 2009, irrespective of any continuing employment at the time each cash payment is due. In the event that Mr. Carter is terminated for any reason prior to January 31, 2009, the Employer will pay to Mr. Carter all remaining installments of the transaction closing cash award in a lump within seven days after the date his employment terminates. The Employment Agreement establishes a minimum annual base salary for Mr. Carter of $813,441, with annual salary reviews and an annual performance related bonus opportunity of between 60% and 90% of base salary for fiscal year 2006. Commencing in 2007, Mr. Carter will be included in the executive bonus pool established by the Compensation Committee and will be eligible for bonus payments under the Incentive Plan on the same basis as other Named Officers. See “Compensation Discussion and Analysis—Annual Incentive Plan” above. On January 17, 2007, the Compensation Committee approved a bonus payment of $671,090 and a salary increase for Mr. Carter to $841,912 per year.

Pursuant to the Employment Agreement, Mr. Carter is eligible for equity based awards under the Equity Compensation Plan to at least the same extent as other comparable executives of the Employer and the Company. Equity grants made to Mr. Carter by the Company in 2006 and 2007 pursuant to the Employment Agreement are described under “Compensation Discussion and Analysis—Long-Term Incentive Program” above. Mr. Carter deferred receipt of the shares of common stock he would have received upon vesting of RSUs and restricted stock in January 2007. Distribution of these deferred shares will occur seven months after the date of Mr. Carter’s termination of service with the Employer or the Company.

The Employment Agreement is governed by English law and includes covenants protecting the confidential information, intellectual property and competitive interests of the Company and its subsidiaries.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding plan-based awards granted to the Company’s  Named Officers during 2006.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards (1) ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)		Target ($)		Maximum ($)		Threshold (#)		Target (#)		Maximum (#)
Stephen F. Bollenbach	1/18/06															400,000		24.425	5,113,160
	3/31/06							17,500	(2)	70,000	(2)	105,000	(2)						1,786,750
	3/31/06															210,000	(2)	25.525	2,848,251
	3/31/06															140,000	(3)	25.525	1,898,834
	3/31/06							11,666	(3)	46,667	(3)	70,000	(3)						1,191,175
	3/31/06													46,667	(3)				1,191,175
	12/31/06	500,000	(4)	1,000,000	(4)	2,000,000	(4)
Robert M. La Forgia	1/18/06													22,517					549,978
	3/31/06							2,814	(2)	11,259	(2)	16,888	(2)						287,386
	3/31/06															33,776	(2)	25.525	458,107
	3/31/06															11,266	(3)	25.525	152,802
	3/31/06							938	(3)	3,755	(3)	5,632	(3)						95,846
	3/31/06													3,755	(3)				95,846
	12/31/06	225,000	(4)	450,000	(4)	675,000	(4)
Matthew J. Hart	1/18/06													52,200					1,274,985
	3/31/06							6,525	(2)	26,100	(2)	39,150	(2)						666,203
	3/31/06															78,300	(2)	25.525	1,061,991
	3/31/06															29,292	(3)	25.525	397,290
	3/31/06							2,441	(3)	9,764	(3)	14,646	(3)						249,226
	3/31/06													9,764	(3)				249,226
	12/31/06	416,250	(4)	832,500	(4)	1,248,750	(4)
Ian R. Carter	3/15/06													25,000					576,875
	3/15/06													125,000					2,884,375
	3/31/06							3,125		12,500		18,750							319,063
	3/31/06															37,500		25.525	508,616
	12/31/06	252,574	(4)	505,147	(4)	757,721	(4)
Madeleine A. Kleiner	1/18/06													24,181					590,621
	3/31/06							3,022	(2)	12,091	(2)	18,136	(2)						308,623
	3/31/06															36,272	(2)	25.525	491,961
	3/31/06															12,392	(3)	25.525	168,074
	3/31/06							1,032	(3)	4,131	(3)	6,196	(3)						105,444
	3/31/06													4,131	(3)				105,444
	12/31/06	224,138	(4)	448,275	(4)	672,413	(4)

(1)          Pursuant to the Equity Compensation Plan, the exercise price of stock option grants was based on the average of the high and low sale prices of the Company’s common stock on the date of grant. The exercise price and closing price of the common stock on the dates of grant are as follows:  January 18, 2006—grant price ($24.425) and closing price ($24.38); and March 31, 2006—grant price ($25.525) and closing price ($25.46). Effective September 14, 2006, the Company’s Board of Directors approved an amendment to the Equity Compensation Plan which will result in the exercise price equalling the closing price of the common stock on the grant date for subsequent stock option grants.

(2)          Represents grants of PSUs and stock options under the Equity Compensation Plan on March 31, 2006. On January 18, 2006, the Compensation Committee granted a target number of PSUs equal to two times the numbers indicated in the “Target” column in the table above. These grants were cancelled on March 31, 2006 and replaced by the grants of PSUs and stock options reflected in the table. See “Compensation Discussion and Analysis—Long-Term Incentive Program—2006 Equity Grants.”

(3)   Represents 2006 Special Grants. See “Compensation Discussion and Analysis—Long-Term Incentive Program—2006 Special Grants.”

(4)   Represents the threshold, target and maximum bonus opportunities for the Named Officers for fiscal year 2007 that would be payable in January 2008 pursuant to their bonus scorecards under the Incentive Plan. The Compensation Committee uses the bonus scorecard results to guide the exercise of downward discretion in approving bonuses to the Named Officers from available amounts under the bonus pool established pursuant to the Incentive Plan. See “Compensation Discussion and Analysis—Annual Incentive Plan” above.

Amounts under the “Grant Date Fair Value of Stock and Option Awards” column were calculated pursuant to FAS 123(R), “Share-Based Payment,” issued by the Financial Accounting Standards Board.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding outstanding equity awards for the Company’s Named Officers as of December 31, 2006.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Stephen F. Bollenbach		2,000,000	(1)		27.52676	12/31/08
		400,000	(2)		22.19	3/31/13
		400,000	(2)		24.425	3/31/13
		210,000	(3)		25.525	3/31/13
		140,000	(4)		25.525	3/31/13
							46,667	(5)	1,628,678	256,667	(6)	8,957,678
Robert M. La Forgia	17,500				19.6477	1/21/08
	31,250				14.8438	1/13/09
	48,700				11.85	1/31/12
	31,275	10,425	(7)		11.87	1/29/13
		33,776	(3)		25.525	3/31/16
		11,266	(4)		25.525	3/31/16
							40,494	(8)	1,413,241	26,280	(9)	917,172
Matthew J. Hart	31,250				11.85	1/31/12
	32,125	32,125	(7)		11.87	1/29/13
		78,300	(3)		25.525	3/31/16
		29,292	(4)		25.525	3/31/16
							102,764	(10)	3,586,464	65,156	(11)	2,273,944
Ian R. Carter		37,500	(3)		25.525	3/31/16
							150,000	(12)	5,235,000	12,500	(13)	436,250
Madeleine A. Kleiner	50,000				9.8125	12/18/10
	63,375	21,125	(7)		11.87	1/29/13
		36,272	(3)		25.525	3/31/16
		12,392	(4)		25.525	3/31/16
							45,542	(14)	1,589,416	28,614	(15)	998,629

  (1) Stock options vest in full upon the earlier of (i) September 30, 2008 and (ii) termination of Mr. Bollenbach’s employment without cause, due to his death or disability, his resignation for good reason, or upon a change of control of the Company.

  (2) Stock options vest in full upon the earlier of (i) December 31, 2007 and (ii) termination of Mr. Bollenbach’s employment without cause, due to his death or disability, his resignation for good reason, or upon a change of control of the Company.

  (3) Stock options vest in three equal annual installments commencing January 5, 2007.

  (4) Stock options vest in full on January 5, 2008.

  (5) RSUs vest in full on January 5, 2008.

  (6) Represents a target number of PSUs with performance and vesting periods ending on December 31 of the following years: (i) 186,667 units in 2007 and (ii) 70,000 units in 2008.

  (7) Stock options vest on January 29, 2007.

  (8) RSUs vest on January 5 in each of the following years: (i) 11,331 units in 2007;  (ii) 15,087 units in 2008; (iii) 8,446 units in 2009; and (iv) 5,630 units in 2010.

  (9) Represents a target number of PSUs with performance and vesting periods ending on December 31 of the following years: (i) 15,021 units in 2007 and (ii) 11,259 units in 2008.

(10) RSUs vest on January 5 in each of the following years: (i) 29,788 units in 2007; (ii) 39,553 units in 2008; (iii) 20,373 units in 2009; and (iv) 13,050 units in 2010.

(11) Represents a target number of PSUs with performance and vesting periods ending on December 31 of the following years: (i) 39,056 units in 2007 and (ii) 26,100 units in 2008.

(12) Includes (i) 25,000 RSUs which vest in four equal annual installments commencing January 5, 2007 and (ii) 125,000 shares of restricted stock which vest according to the following schedule: (a) 12,500 shares in 2007; (b) 25,000 shares in 2008; (c) 37,500 shares in 2009; and (d) 50,000 shares in 2010.

(13) Represents a target number of PSUs with a performance and vesting period ending on December 31, 2008.

(14) RSUs vest on January 5 in each of the following years: (i) 13,111 units in 2007; (ii) 17,242 units in 2008; (iii) 9,143 units in 2009; and (iv) 6,046 units in 2010.

(15) Represents a target number of PSUs with performance and vesting periods ending on December 31 of the following years: (i) 16,523 units in 2007 and (ii) 12,091 units in 2008.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding stock option exercises and vested stock awards for the Company’s Named Officers during the year ended December 31, 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Stephen F. Bollenbach	—	—	4,169	(1)	116,296	(1)
Robert M. La Forgia	35,000	388,707	15,177	(2)	466,197	(2)
Matthew J. Hart	—	—	47,109	(2)	1,460,613	(2)
Ian R. Carter	—	—	—		—
Madeleine A. Kleiner	—	—	32,908	(2)	939,647	(2)

(1)          Consists of the indicated number of shares and value realized upon the vesting of dividend equivalent rights relating to stock units granted pursuant to Mr. Bollenbach’s employment agreement. Such stock units entitle Mr. Bollenbach to receive shares of common stock on a one-for-one basis upon his retirement. All shares realized upon the vesting of stock units and dividend equivalent rights during 2006 were deferred by Mr. Bollenbach under the terms of his employment agreement.

(2)          Includes the following number of shares and value realized in 2006 upon the vesting of stock units and dividend equivalent rights under the Supplemental Retirement and Retention Plan (the “SRRP”): Mr. La Forgia—720 shares and $20,086; Mr. Hart—1,840 shares and $51,326; and Ms. Kleiner—13,818 shares and $345,423. Stock units under the SRRP entitle the recipient to receive shares of common stock on a one-for-one basis upon retirement, with distribution over a period of one to ten years at the election of the recipient, and limited distribution available during employment. All shares realized upon the vesting of stock units and dividend equivalent rights during 2006 under the SRRP were deferred by the recipients under the terms of the SRRP.

As of December 31, 2006, the aggregate number and value (based upon the closing price of the common stock of $34.90 at year-end) of units credited to the accounts of the Named Officers under the SRRP were as follows: Mr. La Forgia—125,784 units and $4,389,862; Mr. Hart—321,777 units and $11,230,017; and Ms. Kleiner—55,486 units and $1,936,461. As of December 31, 2006, there were 729,254 units credited to the account of Mr. Bollenbach pursuant to his employment agreement with an aggregate year-end value of $25,450,965. Units granted under the SRRP vested in equal annual installments over four years and units granted to Mr. Bollenbach pursuant to his employment agreement vested in equal annual installments over five years. Each of the Named Officers was fully vested in such units as of December 31, 2006.

PENSION BENEFITS

The following table sets forth information regarding pension benefits for the Company’s Named Officers as of December 31, 2006.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Stephen F. Bollenbach	Supplemental Executive Retirement Plan	1	190,477	—
Robert M. La Forgia	Retirement Plan	15	112,033	—
	Retirement Benefit Replacement Plan	15	9,903	—
	Supplemental Executive Retirement Plan	15	197,878	—
Matthew J. Hart	Supplemental Executive Retirement Plan	1	60,023	—
Ian R. Carter	Hilton UK Pension Plan	2	183,100	—
Madeleine A. Kleiner	—	—	—	—

The Company administers a Retirement Plan and two supplementary plans, the Retirement Benefit Replacement Plan and the Supplemental Executive Retirement Plan (collectively, the “Retirement Plans”). Effective December 31, 1996, the Company amended the Retirement Plans to provide that employees earn no further benefits under the Retirement Plans after such date. Accordingly, the benefits under the Retirement Plans were based upon compensation and years of service through December 31, 1996. The compensation covered by the Retirement Plans included the Named Officer’s salary and bonus. Benefits under the Retirement Plan and the Retirement Benefit Replacement Plan were determined according to the highest five consecutive years of compensation through December 31, 1996. Benefits under the Supplemental Executive Retirement Plan were based upon the highest three years of compensation. Compensation above $800,000 paid in any year after 1993 was not included in calculating benefits under the Retirement Plans.

The annual measurement date for the Retirement Plans is December 31. Since employees have not accrued additional benefits under the Retirement Plans since December 31, 1996, the Company did not utilize a rate of compensation increase assumption in calculating the present value of accumulated benefits in the table above. The Company has assumed retirement at age 65 and a discount rate of 5.8% in determining the present value of accumulated benefits in the table above. See “Note 15: Employee Benefit Plans” in the notes to consolidated financial statements under Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Messrs. Bollenbach, La Forgia and Hart are the only Named Officers with any years of service or benefits under the Retirement Plans. Messrs. Bollenbach and Hart each had less than one year of service under the Retirement Plans on December 31, 1996, which is the date that benefits ceased to accrue thereunder. Accordingly, Messrs. Bollenbach and Hart accrued benefits under the Supplemental Executive Retirement Plan but not under the Retirement Plan or Retirement Benefit Replacement Plan. Mr. La Forgia had 15 years of service under the Retirement Plans on such date and accrued benefits under each of the three plans as indicated in the table above.

The Company has also administered the Hilton UK Pension Plan (the “UK Plan”) since the date of the HI Acquisition on February 23, 2006. Mr. Carter is the only Named Officer with any years of service or benefits under the UK Plan. Mr. Carter had two years of service under the UK Plan on December 31, 2006, which includes his service with Hilton International prior to the HI Acquisition. Under the UK Plan, Mr. Carter contributes 9% of his pensionable salary, which includes salary up to a specified ceiling which is currently $212,860 per annum. The UK Plan provides a target pension at age 60 equal to two-thirds of the final pensionable salary. In calculating the present value of Mr. Carter’s accrued benefit under the UK Plan, the Company assumed retirement at age 60, a 2.9% annual rate of inflation adjustment and a discount rate of 5.1% per annum.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information regarding nonqualified deferred compensation for the Company’s Named Officers as of and for the year ended December 31, 2006.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Stephen F. Bollenbach	384,000	142,000	901,231	—	12,604,934
Robert M. La Forgia	411,250	76,250	162,833	—	1,992,355
Matthew J. Hart	323,761	80,940	760,830	—	3,998,624
Ian R. Carter	—	—	—	—	—
Madeleine A. Kleiner	144,599	72,300	176,963	—	1,361,918

(1)          Represents contributions by the Named Officers under the Executive Deferred Compensation Plan (the “EDCP”). Such contributions are included under the appropriate “Salary”, “Bonus” and “Non-Equity Incentive Plan Compensation” columns for the Named Officers in the Summary Compensation Table above.

(2)          Represents matching contributions by the Company under the EDCP. Such contributions are included under the “All Other Compensation” column for the Named Officers in the Summary Compensation Table above.

Under the EDCP, the Named Officers and other officers of the Company and its subsidiaries may elect to defer compensation which otherwise would have been paid to them. The Named Officers may defer up to 100% of their salary and bonus, and are eligible to receive from the Company a matching contribution of 50% of the first 10% of their salary and bonus deferred in any year. The EDCP permits the Named Officers to allocate their contributions among various equity, debt and money market funds. The Named Officers are permitted to reallocate their contributions and account balances at any time during the year. The EDCP does not provide for any guaranteed return on investments and investment options do not include equity or debt of the Company. The EDCP gives the Named Officers the right to elect to receive all or a portion of their accumulated benefit while still employed by the Company, either in a lump sum payment or over a two-to-five year period. The EDCP provides that upon termination of service with the Company, the Named Officers may elect to receive their accumulated benefit either (i) in a lump sum payable thirteen months after termination or (ii) in installment payments over 5, 10, 15 or 20 years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

General

The Company has entered into change of control agreements (each, a “Control Agreement”) with Messrs. La Forgia and Hart and Ms. Kleiner (collectively, the “Control Participants”). The Company has entered into employment agreements with Messrs. Bollenbach and Carter which contain provisions regarding potential payments upon termination of employment or a change of control of the Company. Information regarding potential payments upon termination of employment for Mr. Bollenbach is described under “Mr. Bollenbach’s Employment Agreement” below, and such information with respect to Mr. Carter is described under “Employment Agreements—Employment Agreement with Mr. Carter” above. Information regarding potential payments under the Company’s severance policy and certain vested benefits under equity grants, deferred compensation and pension plans is described below.

Control Agreements

Under the terms of the Control Agreements, upon the occurrence of a Change of Control (as defined below), the Company agrees to continue the employment of each Control Participant for a three-year period, or until the Control Participant’s retirement if earlier (the “Control Employment Period”), in a position which is at least commensurate with the Control Participant’s position prior to the Change of Control. The Company also agrees to provide the Control Participant with base salary, annual bonuses, incentive plan, retirement plan, welfare benefit plan, fringe benefits and other employment policy coverage which is at least equal to the coverage in effect prior to the Change of Control. Under the Control Agreements, each Control Participant will receive payments equal to 2.99 times annual salary and bonus for the last fiscal year ending during the Control Employment Period if, following a Change of Control, he or she is terminated without cause or terminates for good reason (including, but not limited to, the assignment to such Control Participant of duties inconsistent with his or her position at the time of the Change of Control). The Control Participant will also be entitled to receive a lump sum cash payment equal to the amount which the Company would have credited to such Participant’s account under the EDCP during the remainder of the Control Employment Period, assuming that the Control Participant had deferred the average amount of deferral such Participant had elected with respect to his or her compensation for the 12 months immediately preceding the date of termination. The Control Participant is also entitled to receive benefits under the Company’s incentive, savings, retirement, welfare benefit and fringe benefit plans and policies during the remainder of the Control Employment Period. Payments equal to 1.5 times annual salary and bonus represent consideration for the undertaking by the Control Participant not to breach certain restrictive covenants contained in the Control Agreement.

The Control Agreement continues for renewable three-year terms or until the Control Participant’s termination of employment not involving a Change of Control or normal retirement date, if earlier.

Definition of Change of Control

Under the Control Agreements, a Change of Control with respect to the Company means: (i) the acquisition, within the meaning of Section 13(d) and Rule 13d-1 of the Securities Exchange Act of 1934, as amended (other than from the Company), by any person, entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding, for this purpose, (A) the Company or its subsidiaries, (B) any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company or (C) Barron Hilton or the Conrad N. Hilton Fund), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; (ii) a majority of the membership of the incumbent Board of Directors changes other than in the ordinary course; or (iii) there is a dissolution or liquidation of the Company, a sale of substantially all of its assets, or a reorganization, merger or consolidation in which the Company’s stockholders do not own more than 60% of the combined voting power of the company resulting from such transaction.

Tax Payments

If any payment, whether pursuant to the Control Agreement or otherwise (i.e., under Retirement or Stock Plans), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Control Participant shall be entitled to receive an additional payment in an amount such that after payment by the Control Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax, imposed upon the additional payment, he or she receives the same amount of compensation pursuant to the Control Agreement which he or she would have received in the absence of any such taxes.

Agreement Not To Compete

Under the Control Agreements, each Control Participant has agreed that, for a period of one year after termination of employment with the Company, he or she will not be employed by, own, operate or otherwise be affiliated with a business actively competing with the Company, or hire the Company’s employees, except with the prior written consent of the Company.

Confidentiality

Under the Control Agreements, each Control Participant agrees to maintain the confidentiality of all secret or confidential information relating to the Company which the Control Participant obtained during his or her employment by the Company.

Mr. Bollenbach’s Employment Agreement

Mr. Bollenbach’s employment agreement contains provisions relating to potential payments upon his termination of employment. In the event Mr. Bollenbach’s employment is terminated due to his death or disability, he will receive accelerated vesting of equity awards and payment of any deferred compensation.

In the event Mr. Bollenbach’s employment is terminated by the Company without cause or Mr. Bollenbach resigns for good reason, each in the absence of a Change of Control of the Company, he will receive accelerated vesting of equity awards, payment of any deferred compensation, benefit continuation for the remainder of the Employment Period (as defined in his employment agreement) and a cash payment equal to his base salary for the balance of the Employment Period and a pro-rated bonus.

In the event Mr. Bollenbach’s employment is terminated by the Company without cause or Mr. Bollenbach resigns for good reason, each following a Change of Control of the Company, he will receive accelerated vesting of equity awards, payment of any deferred compensation, benefit continuation for the remainder of the Employment Period and a lump sum cash payment equal to three times his base salary and three times the higher of: (i) the annual bonus paid to him for the last full fiscal year ending during the Employment Period and (ii) the annual bonus paid to him for the fiscal year prior to the Change of Control. If any payment to Mr. Bollenbach would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then he will be entitled to an additional payment in an amount such that after his payment of all taxes he receives the same amount of compensation he would have received in the absence of any taxes. Fifty percent of the cash payment equal to three times his base salary and three times the higher of (i) and (ii) above represents consideration for Mr. Bollenbach’s undertaking not to breach the restrictive covenants contained in his employment agreement.

The Company’s obligation to make the payments described above (including the accelerated vesting of Mr. Bollenbach’s equity awards) to Mr. Bollenbach upon his termination of employment without cause or due to his death or disability, whether or not in connection with a Change of Control, is conditioned upon Mr. Bollenbach not breaching certain restrictive covenants contained in his employment agreement. For additional information, see “Employment Agreements—Employment Agreement with Mr. Bollenbach” above.

Severance Policy

The Company has a severance policy providing for certain payments to all employees who are terminated without cause not involving a Change of Control, which generally provides for benefits equal to two weeks salary for each year of service, with minimum and maximum levels of benefits depending upon the employee’s level within the Company. This policy provides for a minimum level of severance benefits for the Named Officers (other than Messrs. Bollenbach and Carter who are covered by employment agreements) in the event that any such Named Officer is terminated without cause under circumstances not involving a Change of Control of the Company. Under this policy, Messrs. La Forgia and Hart and Ms. Kleiner would receive a severance benefit equal to at least two weeks salary for each year of service with the Company, subject to a minimum payment equal to six months salary and a maximum payment equal to one year’s salary. As described in footnote 7 to the table below, the Company weighs many factors in determining whether to increase the amount of this severance payment or enter into a consulting arrangement with the terminated executive. The severance benefit would be paid in regular installments as a continuation of such person’s salary according to the Company’s regular payroll practices. This benefit would not be provided if such person’s employment with the Company terminates as a result of death, retirement, resignation or discharge by the Company for misconduct or poor performance.

The Company’s severance policy provides that employees who are eligible to receive a continuation of health coverage under COBRA are entitled to receive payments from the Company during the period in which they are receiving severance benefits equal to the difference between the premiums required for such COBRA coverage and the contributions payable by active employees of the Company for the same coverage. However, the Company will not reimburse the net cost of continuation coverage under COBRA if the participant is eligible for coverage under any other group medical or dental plans. For purposes of the table below, we have assumed that the Named Officers will be eligible for reimbursement of the net cost of COBRA continuation coverage.

The severance policy provides that participants are eligible for outplacement counseling and job search benefits for up to one year following termination. For purposes of the table below, these benefits have been valued at $30,000 for the CEO and $25,000 for the other Named Officers, which is the estimate of the Company’s aggregate incremental cost of such services. Upon the last date of employment with the Company, employees cease to be eligible to participate in medical, dental, welfare or other benefit plans, programs and policies (except for COBRA reimbursements described above), the Company’s 401(k) Savings Plan and accrual of vacation benefits.

Vested Benefits

Equity Grants

The Stock Plans administered by the Company provide that all unvested stock options granted to the Named Officers would immediately accelerate and become exercisable upon a Change of Control of the Company. Upon a Change of Control, all unvested RSUs, PSUs and restricted stock granted to the Named Officers under the Equity Compensation Plan would vest and become payable in an amount not less than the fair market value of such grants on the date of the Change of Control, as determined by the Compensation Committee.

In the event of termination of employment with the Company due to death, disability, or other termination not involving a Change of Control, the Stock Plans provide that vesting of equity grants shall cease upon the date of termination of employment. With respect to vested stock options that have not been exercised on the last date of employment with the Company, the Named Officer would be entitled to exercise such options over the following periods of time in the indicated circumstances: retirement—two years; death—one year; disability—six months; and termination for any other reason—three months.

Stock units granted to Messrs. La Forgia and Hart and Ms. Kleiner under the SRRP, and to Mr. Bollenbach under his employment agreement, have fully vested. These units are payable in shares of the Company’s common stock on a one-for-one basis, with distribution to Mr. Bollenbach upon his retirement and to Messrs. La Forgia and Hart and Ms. Kleiner according to their distribution elections under the SRRP. As of December 31, 2006, the aggregate number and value (based upon the closing price of the common stock of $34.90 at year-end) of such units credited to the accounts of the Named Officers were as follows: Mr. Bollenbach—729,254 units and $25,450,965; Mr. La Forgia—125,784 units and $4,389,862; Mr. Hart—321,777 units and $11,230,017; and Ms. Kleiner—55,486 units and $1,936,461. See “Option Exercises and Stock Vested” above.

Deferred Compensation

The Named Officers (except for Mr. Carter) participate in the EDCP that permits the deferral of salary and bonus, and provides for certain matching contributions by the Company. The EDCP provides that upon termination of service with the Company, the Named Officers may elect to receive their accumulated benefit either (i) in a lump sum payable thirteen months after termination or (ii) in installment payments over 5, 10, 15 or 20 years. See “Nonqualified Deferred Compensation” above. Upon termination, deferrals by the Named Officers and matching contributions by the Company cease, but the account balances for the Named Officers would continue to increase or decrease based upon investment allocation elections made by the Named Officers. If the Named Officers had terminated employment with the Company for any reason on December 31, 2006, they would have received the amounts set forth in the last column of the Nonqualified Deferred Compensation Table in accordance with their distribution elections.

Pursuant to Mr. Bollenbach’s employment agreement, he has deferred certain bonus payments which are not included in his EDCP account. These amounts may be invested by Mr. Bollenbach in (i) an interest-bearing account or (ii) phantom shares of the Company’s common stock, plus any dividends and distributions paid by the Company on the underlying shares of common stock. Mr. Bollenbach will receive these deferred amounts in a lump sum cash payment when the Company is no longer subject to the Federal income tax deduction limits imposed by Section 162(m) of the Internal Revenue Code. As of December 31, 2006, Mr. Bollenbach’s non-EDCP account had a cash balance of $380,861 and 158,311 phantom shares, which had an equivalent cash value of $5,525,054 based upon the Company’s year-end stock price of $34.90. See “Employment Agreements—Employment Agreement with Mr. Bollenbach” following the Summary Compensation Table above.

Pension Benefits

The Named Officers (except for Ms. Kleiner) have vested pension benefits under retirement plans administered by the Company. Messrs. Bollenbach, La Forgia and Hart have benefits under the Company’s Retirement Plans. Effective December 31, 1996, the Company amended the Retirement Plans to provide that participants earn no further benefits after such date. Mr. Carter continues to participate in the UK Plan administered by the Company. See “Pension Benefits” above. If the Named Officers had terminated employment with the Company for any reason on December 31, 2006, they would have been entitled to pension benefits in accordance with the terms of the retirement plans, as set forth in the Pension Benefits Table above.

The following table shows the amounts the Company’s Named Officers would have received if the event triggering their termination of employment had occurred on December 31, 2006. This table does not include amounts related to the Named Officers’ vested benefits under equity grants, deferred compensation and pension plans, which are described under “Vested Benefits” above.

Name	Benefit	Termination Following a Change of Control ($)		Termination by Company Without Cause Not Involving a Change of Control ($)		Termination Upon Death or Disability, or by Employee Not Involving a Change of Control ($)
Stephen F. Bollenbach(1)	Severance Payment	3,000,000	(2)	4,225,012		—
	Bonus Payment	6,000,000	(2)	1,000,000		—
	Stock Vesting Acceleration(3)	42,774,006		42,774,006		42,774,006
	Special Cash Bonus(4)	413,490		413,490		413,490
	Health Care Benefits Continuation	57,396		57,396		—
	Tax Gross-Up	—		—		—
	Outplacement Services	30,000		30,000		—
Robert M. La Forgia	Severance Payment	1,644,500	(5)(6)	528,847	(7)	—
	Bonus Payment	1,121,250	(5)(6)	—		—
	Stock Vesting Acceleration(3)	4,179,754		—		—
	Health Care Benefits Continuation	12,339	(6)	4,196		—
	Tax Gross-Up	—		—		—
	Outplacement Services	25,000		25,000		—
Matthew J. Hart	Severance Payment	2,541,500	(5)(6)	425,000	(7)	—
	Bonus Payment	2,298,727	(5)(6)	—		—
	Stock Vesting Acceleration(3)	10,745,108		—		—
	Health Care Benefits Continuation	29,643	(6)	10,079		—
	Tax Gross-Up	—		—		—
	Outplacement Services	25,000		25,000		—
Ian R. Carter	Severance Payment	813,441		813,441		—
	Bonus Payment	488,065		488,065		—
	Stock Vesting Acceleration(3)	6,022,813		2,080,313		—
	Health Care Benefits Continuation	1,959		1,959		—
	Tax Gross-Up	—		—		—
	Outplacement Services	25,000		25,000		—
	Transaction Closing Award(8)	7,636,390		7,636,390		7,636,390
Madeleine A. Kleiner	Severance Payment	1,569,750	(5)(6)	262,500	(7)	—
	Bonus Payment	1,258,766	(5)(6)	—		—
	Stock Vesting Acceleration(3)	4,928,699		—		—
	Health Care Benefits Continuation	28,550	(6)	9,707		—
	Tax Gross-Up	—		—		—
	Outplacement Services	25,000		25,000		—

(1)          Reflects the terms of Mr. Bollenbach’s employment agreement as amended through January 18, 2007.

(2)          Fifty percent of such amounts represents consideration for Mr. Bollenbach’s undertaking not to breach certain restrictive covenants contained in his employment agreement.

(3)          With respect to stock options, represents the spread between the relevant stock option exercise price and the Company’s stock price on December 31, 2006 ($34.90), multipled by all unvested stock options on such date (including stock options which have vested in 2007). With respect to RSUs, PSUs and restricted stock, represents all unvested units and shares at December 31, 2006 multipled by $34.90 (including units and shares which have vested in 2007), and includes the target level of vesting for PSUs.

(4)          Represents a special cash bonus of $137,830 paid in January 2007 and payable in January 2008 and 2009, pursuant to Mr. Bollenbach’s employment agreement. See “Employment Agreements—Employment Agreement with Mr. Bollenbach” following the Summary Compensation Table above.

(5)          Forty nine percent of such amounts represents consideration for undertakings by Messrs. La Forgia and Hart and Ms. Kleiner not to breach certain restrictive covenants contained in their respective Control Agreements.

(6)          Amounts reflected under “Bonus Payment” equal the bonus paid in January 2006 for fiscal year 2005, multiplied by 2.99. Under the Control Agreements, upon the occurrence of a Change of Control, Messrs. La Forgia and Hart and Ms. Kleiner are guaranteed base salary, annual bonuses, and incentive, retirement, welfare and fringe benefits at least equal to the highest salary, bonus and benefits, as applicable, to which they were entitled prior to the Change of Control.

(7)          Amounts are estimates based upon the Company’s severance policy described under “Severance Policy” above. However, the Company weighs many factors, including its need for transition services from the executive, in determining whether to increase the amount of the severance payment or enter into a consulting arrangement with the terminated executive.

(8)   Represents the remaining amounts due to Mr. Carter for a transaction closing award relating to the HI Acquisition, of which $2,545,463 was paid in February 2007 and two additional payments of $2,545,463 are payable in February 2008 and 2009.

DIRECTOR COMPENSATION

The following table sets forth compensation information for the Company’s directors for the year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Barbara Bell Coleman	68,250	29,725	—	—	—		—		97,975
A. Steven Crown	79,000	29,725	—	—	114,232	(6)	—		222,957
Christine Garvey	63,667	29,725	—	—	—		16,632	(7)	110,024
Peter M. George(4)	58,000	29,725	—	—	—		—		87,725
Barron Hilton(5)	—	—	—	—	—		—		—
Robert L. Johnson	10,500	—	—	—	—		151,688	(8)	162,188
Benjamin V. Lambert	58,000	29,725	—	—	203,142	(6)	—		290,867
John H. Myers	58,000	—	—	—	—		—		58,000
John L. Notter	91,000	29,725	—	—	—		—		120,725
Donna F. Tuttle	79,000	29,725	—	—	108,312	(6)	—		217,037
Peter V. Ueberroth	66,000	29,725	—	—	—		—		95,725
Sam D. Young	33,000	—	—	—	—		508,046	(9)	541,046

(1)          Represents the value of annual retainer fees received by each director. Directors have the right to elect to receive such fees in the form of cash, common stock or stock units, or a combination thereof, under the Directors’ Stock and Deferred Retainer Plan (the “Directors’ Stock Plan”), as described below.

(2)          As of December 31, 2006, the following directors had outstanding stock awards representing the indicated number of shares of common stock: Ms. Coleman—2,362 shares; Mr. Crown—3,962 shares; Ms. Garvey—2,362 shares; Mr. George—3,962 shares; Mr. Notter—3,962 shares; Ms. Tuttle—3,962 shares; and Mr. Ueberroth—3,962 shares.

(3)          As of December 31, 2006, the following directors had outstanding vested stock options to acquire the indicated number of shares of common stock: Mr. Crown—22,000 shares; Mr. George—12,000 shares; Mr. Lambert—22,000 shares; Mr. Notter—18,000 shares; Ms. Tuttle—22,000 shares; and Mr. Ueberroth—20,000 shares.

(4)          Mr. George ceased to be a director upon his death on January 4, 2007.

(5)   Mr. Hilton, the Company’s Co-Chairman of the Board, does not receive any compensation as a director. In 2006, Mr. Hilton received a salary of $116,667 as an employee of the Company. Effective September 1, 2006, Mr. Hilton’s salary was reduced to $50,000 per year. Mr. Hilton has accrued benefits under the Company’s Retirement Plans. Mr. Hilton receives office space and secretarial support as an employee of the Company. Mr. Hilton does not receive a bonus and has not been granted any equity-based compensation under the Company’s equity compensation plans.

(6)          Represents the increase in value of the director’s accumulated benefit under the Director’s Retirement Benefit Plan from December 31, 2005 to December 31, 2006.

(7)          Includes (i) $16,551 representing the Company’s aggregate incremental cost of hotel stays and incidental changes incurred by Ms. Garvey at Company properties in 2006 and (ii) $81 in dividend equivalents relating to stock units under the Directors’ Stock Plan.

(8)          Represents payment of Mr. Johnson’s accrued benefit under the Director’s Retirement Benefit Plan. Under the terms of the Plan, Mr. Johnson’s accrued benefit was converted from phantom stock units into cash and paid as a result of his resignation from the Board of Directors in February 2006.

(9)          Represents payment of Mr. Young’s accrued benefit under the Director’s Retirement Benefit Plan. Under the terms of the Plan, Mr. Young’s accrued benefit was converted from phantom stock units into cash and paid as a result of his retirement from the Board of Directors in May 2006.

Each non-employee director of the Company is paid an annual board retainer fee of $50,000 and an annual committee retainer fee of $8,000 for membership on each Committee on which he or she serves. The Chair of each Committee receives an annual chair retainer fee of $5,000, except that the Chair of the Audit Committee receives an annual chair retainer fee of $17,000 rather than $5,000. Directors receive no additional fees for attending meetings of the Board or Committees.

Pursuant to the Directors’ Stock Plan, non-employee directors have the right to elect to receive their annual retainer fees in the form of: (i) cash; (ii) the Company’s common stock payable on a quarterly basis; or (iii) deferred units that are payable in shares of common stock on a one-for-one basis subsequent to a director’s retirement from the Board of Directors. Seven of the Company’s directors currently receive all or a portion of their annual retainer fees in the form of common stock or deferred units. As of December 31, 2006, the following directors held the indicated number of deferred units under the Directors’ Stock Plan: Mr. Crown—8,199; Ms. Garvey—847; Mr. George—12,750; Mr. Lambert—11,294; Mr. Myers—936; and Mr. Notter—7,528.

Non-employee directors of the Company receive annual grants of shares of common stock pursuant to the Equity Compensation Plan. On May 24, 2006, the directors indicated in the “Stock Awards” column of the table above received a grant of 1,257 shares of common stock. The Board of Directors has approved a formula for calculating annual grants to non-employee directors under the Equity Compensation Plan, in which non-employee directors receive a number of shares of common stock equal to approximately $30,000 divided by the fair market value of the common stock on the date of grant each year, which is generally the date of the annual meeting of stockholders. On the date of the 2006 grants, the Equity Compensation Plan defined “fair market value” as the average of the high and low sale prices of the Company’s common stock, which equaled $27.145 on the grant date of May 24, 2006. The closing price of the common stock on such date was $26.90, resulting in the grant date fair value computed in accordance with FAS 123R of $29,725 reflected in the table above. Directors receiving annual grants under the Equity Compensation Plan are required to hold the shares before disposition for a period ending on the earlier of: (i) three years from the date of grant or (ii) the date such director ceases to be a member of the Board of Directors.

The Company granted stock options to non-employee directors under the 1997 Independent Director Stock Option Plan from 1997 until 2003. Options granted under the 1997 Plan vested immediately upon grant. Since the Company’s non-employee directors are eligible to participate in the Equity Compensation Plan, no subsequent grants have been made under the 1997 Plan and the Board of Directors has determined that no additional stock options will be granted under the 1997 Plan. The 1997 Plan is administered by the full Board of Directors, acting by a majority of its members, and expires on July 31, 2007. Outstanding stock options disclosed in footnote 3 to the table above reflect grants under the 1997 Plan outstanding as of December 31, 2006.

In November 2006, the Board of Directors adopted stock ownership guidelines for non-employee directors. The guidelines require such directors to own stock or deferred stock units with a market value of at least $100,000 within a four-year period. See “Corporate Governance Information—Stock Ownership Guidelines” above.

The Company administers the Directors’ Retirement Benefit Plan. In 1997, the Company amended this Plan to cease the accrual of benefits thereunder and to convert each director’s vested interest in the Plan into phantom stock units of the Company’s common stock, which will be paid in cash upon the director’s retirement. The Plan provides for an upward adjustment in the number of phantom stock units in a participant’s account based upon dividends and distributions paid by the Company on the underlying number of shares of common stock. As of December 31, 2006, the following directors had the indicated number of phantom stock units in their account with the indicated value based on the closing price of the common stock of $34.90 on December 31, 2006: Mr. Crown—10,455 units and $364,880; Mr. Lambert—18,590 units and $648,791; and Ms. Tuttle 9,913 units and $345,964. As indicated in the table above, Messrs. Johnson and Young received cash payments under this Plan upon the termination of their service as directors in February and May 2006, respectively.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Ernst & Young LLP served as the Company’s independent registered public accounting firm for the year ended December 31, 2006. The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007. Although the Board of Directors is not required to submit the Audit Committee’s appointment of the Company’s independent registered public accounting firm for stockholder approval, the Board has elected to seek ratification by stockholders at the annual meeting of its appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2007. A representative of

Ernst & Young LLP is expected to attend the annual meeting where the representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

Vote Required

The affirmative vote of the holders of a majority of the shares of common stock represented at the meeting, in person or by proxy, and entitled to vote on this proposal will be necessary for the adoption of Proposal 2. In the event that the Company’s stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee may reconsider its recommendation of the Company’s independent registered public accounting firm.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 2. Proxies solicited by the Board of Directors will be voted for Proposal 2 unless stockholders specify otherwise.

PROPOSAL 3
STOCKHOLDER PROPOSAL CONCERNING INDEPENDENT BOARD CHAIRMAN

The Company has been advised that the Trowel Trades S&P 500 Index Fund, 620 F. Street, N.W., Washington, D.C. 20004, a beneficial owner of 11,681 shares of the Company’s common stock, intends to present a proposal at the annual meeting. The stockholder proposal and supporting statement, for which the Board of Directors accepts no responsibility, are set forth below. For the reasons set forth in the Board’s Statement in Opposition immediately following this stockholder proposal, the Board of Directors does not support this proposal and urges you to vote AGAINST this proposal.

Stockholder Proposal

“Resolved: The shareholders of Hilton Hotels Corporation (“Company”) urge the Board of Directors to amend the Company’s by laws, effective upon the expiration of current employment contracts, to require that an independent director—as defined by the rules of the New York Stock Exchange (“NYSE”)—be its Chairman of the Board of Directors. The amended by laws should specify (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders, and (b) that compliance is excused if no independent director is available and willing to serve as chairman.”

Stockholder Supporting Statement

“The recent wave of corporate scandals at such companies as Enron, WorldCom and Tyco has resulted in renewed emphasis on the importance of independent directors. For example, both the NYSE and the NASDAQ have adopted new rules that would require corporations that wish to be traded on them to have a majority of independent directors.

Unfortunately, having a majority of independent directors alone is clearly not enough to prevent the type of scandals that have afflicted Enron, WorldCom and Tyco. All of these corporations had a majority of independent directors on their boards when the scandals occurred.

All of these corporations also had a Chairman of the Board who was also an insider, usually the Chief Executive Officer (“CEO”), or a former CEO, or some other officer. We believe that no matter how many independent directors there are on a board, that board is less likely to protect shareholder interests by providing independent oversight of the officers if the Chairman of that board is also the CEO, former CEO or some other officer or insider of the company.

We respectfully urge the board of our Company to change its corporate governance structure by having an independent director serve as its Chairman.”

Board of Directors’ Statement in Opposition to the Stockholder Proposal

After careful consideration, the Company’s Board of Directors recommends a vote AGAINST this stockholder proposal for the following reasons:

The Company has two Co-Chairmen of the Board: Stephen Bollenbach, our Chief Executive Officer, and Barron Hilton, who is a former Chief Executive Officer of the Company. The Board does not agree with the proponent’s statement that the Board is less likely to protect stockholder interests if the Chairman is not an independent director. The Board believes that implementation of this proposal would reduce the Board’s flexibility in selecting a type of leadership in the Chairman position most beneficial to the Company based upon the skills of the Board members and the leadership needs of the Company. The Board believes that the corporate governance measures the Company has adopted provide for an effective level of oversight over management by the Company’s independent directors. See “Corporate Governance Information” above.

The Company’s Board is comprised of 7 of 11 independent directors and each of the Audit, Compensation and Corporate Governance and Nominating Committees are comprised entirely of independent directors. The Company’s Corporate Governance Guidelines provide for executive sessions of the non-management directors. The Company’s non-management directors meet in regularly scheduled executive sessions without management in connection with each in-person Board meeting. The presiding director at each executive session of non-management directors is the lead independent director chosen for that Board meeting. The lead independent director is chosen for each Board meeting by rotation among the members of the Corporate Governance and Nominating Committee. In addition to presiding at the executive sessions of the Board, the duties of the lead independent director also include presiding at any meeting of the Board at which a Co-Chairman of the Board is not present, acting as a liaison between the Co-Chairmen and the independent directors of the Board, and approving meeting agenda and schedules to assure that there is sufficient time for discussion of all agenda items at Board meetings.

The Board has chosen to rotate the lead independent director position in order to maximize the contributions and increase the perspective provided by the Company’s independent directors. The independent directors have a high level of experience, knowledge of our business and commitment to our Company. The Board has determined that rotating the lead independent director position more fully utilizes the skills of the independent directors than selecting a single independent director to act as lead independent director. Similarly, the Board does not believe that selecting one independent director to serve as Chairman maximizes the contributions of the independent directors, nor does the Board believe that it is practical to rotate the Chairman position among independent directors.

For the reasons described above, the Board does not believe that it is in the best interests of the Company or its stockholders to select one of the Company’s independent directors to be Chairman of the Board and urges the Company’s stockholders to reject this proposal.

Vote Required

Approval of Proposal 3 requires the affirmative vote of the holders of a majority of the shares of common stock represented at the meeting, in person or by proxy, and entitled to vote on this proposal. Because this proposal is only a recommendation, however, its approval would not effectuate the changes it describes. The proposal requests the Board to amend the Company’s By-Laws to require that an independent director, as defined in the proposal, be Chairman of the Board of Directors.

Board Recommendation

For the reasons set forth above, the Board of Directors urges the Company’s stockholders to reject Proposal 3. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE ADOPTION OF THE FOREGOING STOCKHOLDER PROPOSAL. Proxies solicited by the Board of Directors will be voted against adoption of Proposal 3 unless stockholders specify otherwise.

2008 ANNUAL MEETING OF STOCKHOLDERS

The 2008 Annual Meeting of Stockholders is presently scheduled to be held on May 22, 2008. Any proposals of stockholders intended to be presented at such meeting must be received by the Secretary of the Company no later than December 13, 2007, in order to be eligible for inclusion in the Company’s proxy statement and form of proxy relating to the meeting. For stockholder proposals to be included in the proxy statement, you must comply with the rules of the SEC governing the submission of stockholder proposals.

Under our By-Laws, for a stockholder to properly bring business before an annual meeting, including nominations to be made by a stockholder at the annual meeting, such stockholder must submit written notice thereof to the Secretary of the Company not less than 60 days prior to the annual meeting. The notice must contain certain required information as set forth in our By-Laws. Our By-Laws are filed with the SEC (see Exhibit 3.4 to our Annual Report on Form 10-K for the year ended December 31, 2006).

HOUSEHOLDING

The SEC has approved a rule concerning the delivery of annual reports and proxy statements. It permits a single set of these reports to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses of the Company. In accordance with a notice sent to certain stockholders who shared a single address, only one annual report and proxy statement will be sent to that address unless any stockholder at that address requested that multiple sets of documents be sent. However, if any stockholder who agreed to householding wishes to receive a separate annual report or proxy statement in the future, he or she may telephone toll-free 1-800-542-1061 or write to ADP, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting ADP at the address set forth above, if they are record holders.

PROXY SOLICITATION

The Company will pay the cost of preparing and mailing or delivering electronically this proxy statement and form of proxy to its stockholders. The Company has retained D.F. King & Co., Inc. to request banks and brokers to forward copies of these materials to persons for whom they hold common stock and to request authority for execution of proxies. The Company has agreed to pay D.F. King a fee of $9,000 for these services, plus out-of-pocket expenses and disbursements.

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.               Call toll-free 1-866-697-7119 on a touch-tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call; or

2.               Vote by internet by visiting the website at https://www.proxypush.com/hlt and following the instructions on the reverse side; or

3.               Complete, sign and date your proxy card and return it promptly in the enclosed envelope.

The telephone and internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which the Company believes comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

PLEASE VOTE

HILTON HOTELS CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Stephen F. Bollenbach and Madeleine A. Kleiner as lawful attorneys and proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of Common Stock of Hilton Hotels Corporation held of record by the undersigned on March 29, 2007, at the Annual Meeting of Stockholders to be held at 11:00 a.m., local time, on May 24, 2007, at the Beverly Hilton, 9876 Wilshire Boulevard, Beverly Hills, California 90210, or any adjournment or postponement thereof, and in their discretion upon any other matters which may properly come before the meeting.

THE POWERS HEREBY GRANTED MAY BE EXERCISED BY BOTH OF SAID ATTORNEYS OR PROXIES OR THEIR SUBSTITUTES PRESENT AND ACTING AT THE ANNUAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF OR, IF ONLY ONE BE PRESENT AND ACTING,THEN BY THAT ONE.THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE,THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED UNDER ITEM 1,“FOR” ITEM 2 AND “AGAINST” ITEM 3.THE UNDERSIGNED HEREBY REVOKES ANY AND ALL PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED TO VOTE AT SAID MEETING.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

Comments / Address Change:
HILTON HOTELS CORPORATION
P.O. BOX 11394
NEW YORK, N.Y. 10203-0394
I plan to attend the meeting.	☐

COMMENTS/ADDRESS CHANGE: Please mark	☐
this box if you have written comments/address change.

HILTON HOTELS	YOUR VOTE IS IMPORTANT
CORPORATION	VOTE BY INTERNET / TELEPHONE
24 HOURS A DAY,7 DAYS A WEEK

INTERNET			TELEPHONE			MAIL

https://www.proxypush.com/hlt			1-866-697-7119

•	Go to the website address listed above.	OR	•	Use any touch-tone telephone	OR	•	Mark, sign and date your proxy card.
•	Have your proxy card ready.			and call the toll-free number		•	Detach your proxy card and return it
•	Follow the simple instructions that			listed above.			in the postage-paid envelope
	appear on your computer screen.		•	Have your proxy card ready.			provided.
			•	Follow the simple recorded
instructions.

Your telephone or internet vote authorizes the named				If you have submitted your proxy by telephone or the
proxies to vote your shares in the same manner as if you				internet, there is no need for you to mail back your proxy.
marked, signed and returned the proxy card.

For stockholders who have elected to receive the
Company’s Proxy Statement and Annual Report
electronically, you can now view the 2007 Annual Meeting
materials on the internet by pointing your browser to
http://www.hiltonworldwide.com (click on “Investor
Relations,” then “Proxy Materials”).

      1-866-697-7119

       CALL TOLL-FREE TO VOTE

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

(Please sign, date and return
this proxy card in the
	enclosed envelope.)			Votes must be indicated
(x) in Black or Blue ink.

This Proxy when properly executed will be voted in the manner directed herein.
If no direction is made, this Proxy will be voted FOR all nominees listed in Item 1, FOR
Item 2 and AGAINST Item 3.

1. Election of the following nominees as directors:							FOR	AGAINST	ABSTAIN

		FOR	AGAINST	ABSTAIN	2.	Ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2007:
01	A. Steven Crown
					3.	A stockholder proposal concerning an independent Chairman of the Board:

02	John H. Myers

03	Donna F. Tuttle
In their discretion the named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

S C A N L I N E

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by the authorized person.

					Date	Signature	Signature if held jointly